Exhibit 99.2

DANKA OFFICE IMAGING

Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

DANKA OFFICE IMAGING

March 8, 2005

7:00 a.m. CST

Coordinator	Welcome to Danka’s 2005 Investor Conference. Your lines are going to be in a listen-only mode for the duration of today’s call. Today’s conference is being recorded. If you have any objections, you may disconnect at this time. Please stand by; the conference will begin momentarily.

D. Thurman	I’d like to welcome all of you to Danka’s 2005 Investor Conference. I’d also like to welcome all of those people who are attending via audio or Webcast. Just to let you have some expectation of the day, the presentations will last, including the questions and answers which will come at the end of the presentations, about three hours; and so we’ll take a break around 9:30, so we’ll have presentations until about 9:30. We’ll take a break for 30 minutes and then we’ll come back, finish the presentations and the questions and answers. Then after that, there will be transportation to take you to the Digital Solutions Center at Danka

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

Headquarters in St. Petersburg; and I’d really like to encourage you to make that trip. I think it will help you to tie everything together that you hear, from the standpoint of Danka’s strategy.

To begin the conference, let me begin the conference by reading the Safe Harbor statement: “Any of today’s remarks that are not statements of historical fact are forward-looking statements and involve risks and uncertainties that are discussed in the Safe Harbor section of our earnings releases and SEC filings. Actual results may differ materially from such statements. Danka undertakes no obligation to update any forward-looking statements.”

With that, it’s my pleasure to introduce our CEO, Todd Mavis. Todd?

T. Mavis	I’d also like to say good morning, and I hoped to say welcome to sunny Florida, but we won’t be able to do that today. As Don mentioned, I also want to welcome those that are joining us via the Webcast. My thought before we jump into the agenda today, I’d take an opportunity to introduce several members of the management team. Many of you had a chance last night to meet them; in fact, I got several comments throughout the evening about, wow, I’ve never attended an investor conference where I had a

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

chance to meet so many people. So there’s really a reason for doing that: we wanted you to have the opportunity to meet many of the subject matter experts throughout our organization. We thought that would give you a great opportunity in an informal format to do that.

For those of you that didn’t have a chance to meet everyone, let me just kind of work down the list here, and when I announce your name, if you’d just raise your hand and stand up so everybody can see who you are. Let me start with Mike Popielec, who is in the back of the room. Mike is our Chief Operating Officer for the Americas. Mike has been with us going on two years now, right, Mike?

Peter Williams is joining us by phone; in fact, I spoke to Peter, he’s over in Europe. He will go to great lengths not to have to come see us over here in the US; he actually is recovering from surgery. He would want you to believe that he tore his Achilles moving a copier or installing a printer or something. He actually blew it out playing tennis with his son, so we’re having great fun at that. Peter’s been with the company for the better part of four years, and he’s actually dialed in via the Webcast. So Peter, we miss you, but we clearly understand why you’re not here.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

Mark Wolfinger, our Chief Financial Officer, whom about all of you know, who you’ll be hearing from today. Mark has been with the company the better part of seven years now – I think I have that right, Mark – so certainly we’re glad to have Mark here.

Don Thurman, who was just up, is our Chief Marketing Officer. Don has been part of the team here for the better part of three and a half years. We have Keith Nelson; Keith is in the back of the room. Keith is someone that several of you know; he’s our General Counsel and our Chief Administrative Officer. I think, Keith, you may have the most tenure of anybody here on the management team in the room – no, that wouldn’t be true. We’ve got a couple that beat you, now that I think about it. But Keith’s been here seven, eight years, I believe; is that right?

Also, Michael Wedge – where are you, Michael? – Chief Information Officer. Michael has been with us for two years. He actually comes to us through Oracle. We had the wonderful experience of meeting Michael as we were about two years into our Oracle implementation, which we all know so well; and we’re excited to have Michael on the team. As I mentioned, he is our Chief Information Officer. You should also know that he plays a pretty big role working with Michael Popielec in the

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

Americas, running our back office. In fact, we’ll be talking a lot about what Michael is doing in the Americas later on in the presentation.

Paul Gaines is our Executive Vice President of Tech Source here in the Americas. Paul joined us about two years ago as well; joins us from California. Paul will be presenting. You should all know that we all want Paul’s job. Paul has the coolest job in the company. He’s the guy that gets to go out there and form all these great business development opportunities and talk to the customers and incubate new growth initiatives; so we all have Paul envy right now.

Ron Nelson – Ron, would you stand up? He’s our Senior Vice President, General Line Sales. This is actually the first time I’ve seen Ron Nelson in about four months now. Ron lives on an airplane out in the field. He does run our general line field sales organization in the US. That is our kind of middle-market and lower-market accounts, our up-and-down-the-street commercial business. And as you know, because we were always quick to point it out on the earnings call, we were somewhat frustrated for a period of time about the performance of the general line field sales organization. We brought Ron in about a year ago now, and he’s done a really good job working with Mike Popielec and the team and really making some good

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Moderator: Jonathan Jones

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improvements there. In fact, we’ve featured that or highlighted that on the last couple of earnings calls. So we’re really excited about what Ron has done. I think Ron has been with Danka now for close to ten years, and so we’re glad to have him join us as well.

Steve Tungate: Steve’s in the back. Steve’s been with us about four years. Steve actually was my first hire to Danka. Steve’s got an expanding responsibility; he’s the Executive Vice President of Customer Fulfillment. He is really the main ingredient behind the turnaround with our inventory situation that existed some years ago, and also continues to expand his role here and is now taking up responsibility in the area of service fulfillment.

Then last but certainly not least, Mr. Bill Troxel, who’s our Senior Vice President of Strategic Accounts. Bill is responsible for all the big accounts that we like to talk about, and he’s been with the company 11 years. I think he actually has been in the industry for about 147 years or something like that, so he is Father Time when it comes to the industry.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

We’re glad to have them all here. Again, I’d encourage you to go up and introduce yourself and visit them during the break, and also as you tour the Digital Solutions Center.

Before we jump right in, let’s get some questions right out front. I may even add a couple to this, based on some of the questions that I got last night during our little cocktail hour. Why are we having the investor conference now? I think it’s worth talking a little bit about that here this morning. What should we expect about financial guidance? Then also, lastly but certainly not something we want to gloss over: Will we have a Q&A session with management?

I think Bob Evans actually has asked this question about 45 times since we announced the fact that we would all be getting together; and let me start from the bottom up, and Bob, the answer is yes, we will have a Q&A session. What I would ask that we do is we hold that until the end of the presentations, because we do believe that we will address the vast majority of your questions through the presentations; but we have allocated some time at the end, prior to going over to the campus, to certainly answer all the questions that we can. So, yes, you will have time for that.

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What should we expect about financial guidance? Well, you know it is our mission in life to forever frustrate you by not giving you guidance, so—in all seriousness, it is our company policy – I think it’s a good policy—not to give guidance; but clearly, there have been areas where we have been fairly definitive in terms of setting expectations around certain key metrics, and we will endeavor to make sure that you have absolute clarity on those as we go through our presentations. For those of you that I see are reading ahead, we’ll give you more context in your presentations around that.

So we’re not going to give guidance – as you know, that would be against our policy – but I believe we will give you absolute clarity, true transparency in terms of what we believe is happening in the business, and what the implications are for Danka.

Why have a conference now? It’s a question we got asked a lot. Some of you didn’t ask the question when we first made the announcement, because at the time there was about an 80-degree differential between where you were living and the time that we sent out the announcement that we were having a conference. I think Bob Evans was the first to get his acknowledgement in; I think it was an 86-degree difference between

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

Minneapolis and Tampa/St. Pete at the time. But in all seriousness, there are several key reasons why we’re having the investor conference now.

For those of you that have been following Danka for quite some time, much of what we’ve talked to you about has been very visible and fairly quantifiable. So for those of you that have been following us for the past several years, we’ve spoken to you about things like reducing our debt, and it was fairly easy to see that we reduced our debt by some $500 million over the last several years. We talked about doing things like generating cash, and we would talk about the fact that we generated in excess of $200 million of free cash over the last several years.

And then we focused a lot on things like hardware gross margins, and you’ll recall that we talked about our value proposition and how we were changing our go-to-market strategy, so you saw things like our hardware margins increase by over 1,000 basis points.

Additionally, we talked to you about things like Vision 21, and specifically where we were in rolling out Oracle. So we had a lot of conversations about the progress we were making, or at times, the progress we weren’t making with respect to rolling out Vision 21 in the

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Moderator: Jonathan Jones

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Oracle application, and we kept you abreast of where we were along the way. Then certainly we talked to you a lot about some key growth initiatives that we were incubating, growth initiatives you’ll hear more about today, growth initiatives that now represent about $80 million of annualized revenue.

But again, all of these things, while they were significant, they were fairly easy to articulate; they were certainly easy to measure. But what we didn’t do a good job of during this process was really get you to understand what our strategy is, and really, that’s what this conference is about today is to provide you with absolute clarity around our vision, and then our strategy supporting that vision.

We also want to make sure that you have true transparency around the recently announced Vision 21 cost restructuring that we spoke about on our earnings call. So we felt like it was very appropriate at this point in time to really give you a sense of what is happening with respect to our strategy; make sure that you have absolute clarity in terms of what we’re doing with Vision 21. Make sense? Okay.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

Let’s talk a little bit about the agenda. We’re going to talk about the market, and were going to talk about the market not only in terms of a macro environment; we’re going to talk about the market in terms of how we see it and how we define it. And we’re going to be very definitive in how we talk about the market. And one of the key reasons why we’re going to be as definitive in terms of how we talk about the market is we are now benefiting from our Vision 21 investments.

So now we are able to speak from a factual position, as opposed to intuitively; and we’re very excited about the information that we’re now getting as a result of our Vision 21 investment, and as a result of that, we’re very confident in terms of what the implications are in the market for us and how our strategy applies. So we’re going to spend some time talking about the market.

I also understand, based on several conversations that I had with several of you last night, that we have varying degrees of understanding in terms of what this market is all about; so we will try to inform you, to those of you that don’t live and think about this market every day. We’ll also give you a fair amount of detail for those of you that are rather intimate with this

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market, because it’s important to understand some of the subtleties that are taking place.

We’re also going to share with you what’s happening with our customer base. Now, we’re not going to speculate what’s happening with other people’s customer base, but we are going to be very, very direct in terms of what our customers are talking to you about. So we now have the benefit of looking into and understanding far more clearly what’s happening within our customer base of 75,000 customers around the world, and we’re going to talk about what’s going on with them; and the most importantly, how we’re responding to that.

We’re also going to talk a little bit about the execution piece of this. Because it’s great to have vision and it’s great to have strategy, but without execution, who cares. And so we’re going to spend a fair amount of time today talking to you about four key tenets in the area of execution that we believe absolutely will enable us to be successful going forward.

Then lastly, and perhaps even most importantly, Paul Gaines is going to get up here and talk to you about the practical application of our strategy,

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and give you examples of real-life situations where and how our strategy is working.

So the first thing I’d like to do is start with the myth, right? The myth of the paperless office. What I’m going to do as I go through this presentation is I’m going to highlight key takeaways that I’d like you to get from each of these slides, because a lot of information will be contained in this presentation; it’s hard to absorb all of it. But I want to get everybody comfortable with a couple of key points with respect to the market that we’re in and our strategy to serve that market.

Here is the first main takeaway we want to have you leave with: Volume is growing. Volume is growing. As you can see here in this slide, for this period of time, 1998 to 2003, volume grew; printed output grew from 2.3 trillion to 3.4 trillion. So really, our presentation today is all about the strategy that addresses that. It’s all about what we are going to do to address the fact that volumes are growing and how volumes are growing and where volumes are growing.

It’s also important to understand what the size of that market is. We’ve talked about volumes are growing; that’s a good thing. Let’s talk about

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Moderator: Jonathan Jones

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the market overall. Because when you talk about the market overall, you may draw one conclusion, but then it’s important to understand what’s happening within certain segments of that market. So we define the market as a $100 bill opportunity. By the way, that’s fairly consistent with how others in our industry define the market as well. It’s approximately a $100 billion market; but more importantly, it’s important to understand the segments and what’s happening within the segments of that $100 billion market.

The first thing that I would want you to understand is what is happening in the largest portion of that market, the office segment, which as you can see there on the graphic is approximately half of the $100 billion – it’s $54 billion, and it’s essentially flat. There’s really two main drivers that we would want you to take away with respect to this slide: Analog is declining, and it’s declining very rapidly. In fact, analog is declining faster than we had originally expected that it would. This is not a Danka phenomena, this is a market phenomena; and for those of you that follow the industry, you’ll know that others have also made similar representations in terms of what they’re experiencing in the analog marketplace. Analog is declining; it will continue to decline, and it’s declining faster than we thought it would.

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Why is this important to understand with respect to Danka’s strategy? Because approximately 35% of our install base worldwide is still analog. We’ll talk about that more as we go through our strategy discussion today.

Conversely, we have an offsetting trend. Again, many of you are very familiar with that, and that is, color is growing. Color is growing both in terms of unit shipments as well as volume. That’s a good thing. So it’s a bit of a good-news/bad-news when we talk about what’s happening within this $54 billion market.

The bad news is analog is declining. We’ve known that, but it’s declining more quickly than we thought it would. The good news is that color is growing. Color is growing in terms of unit shipments as well as volume. So the net/net of that, within this $54 billion space, is essentially flat.

We then move to production print, which as you can see on this graphic we categorize as approximately a $10 billion market, that does have some growth. And this really is a sweet spot opportunity for us. Now, it is a segment that’s dominated by few players, but this is clearly an opportunity that we can play in. It’s an opportunity that we’re doing well in. It’s an

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opportunity that we expect to do even better in. So you’ll be hearing more about that throughout our presentation and our strategy discussion today.

We then have the migration of offset to digital. This is really happening in the print-on-demand marketplace. This is an opportunity for us as well. In many respects, it’s one of the main reasons why we made the investment in professional services organizations several years ago, to really help transition from offset to digital; the key, key component for us in our strategy – again, a big opportunity for us.

Lastly, it’s in the area of services. Now, we may have taken some liberties by saying services is exploding, but clearly it’s growing; and we identified a services segment of the market as a $17 billion market that has a compound annual growth rate of approximately 15%. This is a very real, big, legitimate opportunity for us, and this is where we will focus a lot of our attention as we go forward.

The takeaways on this slide again, at the risk of being somewhat redundant: It’s a big market, $100 billion as we define it. There are some components that are flat. There are some components, specifically analog, that are declining. There are also some growth opportunities within that.

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Moderator: Jonathan Jones

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So within that market, that big $100 billion market, let’s talk about what our perspective has been. Let’s talk about what many of you bought into, and what many of us certainly bought into as well, because it’s important to understand what it was that we originally believed, and then juxtapose over that what actually happened.

For those of you that have been investors in Danka or have followed Danka for a while, you know that the belief was that we would see a rapid transition of analog copiers to digitally connected MFP’s. And the reasons for that, if you’ll remember, were (1) greater functionality – and greater functionality would drive a lower cost per copy, certainly, versus printers. So we thought that through this additional functionality, we would get a lower cost per copy, certainly against the printer competitors. We thought that the overall cost of ownership would certainly be less, and certainly we believed that through-put finishing, additional capabilities there for the end users, would be exciting for the end users to migrate. We thought that MFP’s would give our end users access to affordable color, and lastly, we thought that this would give everybody an opportunity to consolidated devices on the print network, all of which would result in the migration from printer to MFP.

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Moderator: Jonathan Jones

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This story should really resonate with many of you in the room that have been following Danka for quite some time. It’s a story that we certainly have been telling for quite some time.

Another way of thinking about this would be to look at this graphic. For those of you on the Webcast, it would be slide 11, I believe. If you look at the upper left-hand corner, you’d see that we would be evolving or moving from really a pot pourri of devices throughout the network. There may be printers, there may be copiers, there may be scanners; and then you had the associated high cost that goes with supplies and servicing all of those disparate devices.

The belief was that what we would do is we would migrate to this digitally-connected environment where we would have far fewer devices connected on the environment, and we would be able to provide all of those characteristics that I just mentioned: lower cost of ownership, better through-put finishing capabilities, and that this would drive the transition in the marketplace.

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Moderator: Jonathan Jones

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So what happened? We’re going to stand over the ball on this slide a little bit, because it’s very important to understand what happened; because without this context, it’s really very hard to understand and appreciate what our strategy will be going forward.

The good news is, as much of what we had suggested would happen, did happen. So if you’ll recall, we thought that overall volumes would increase. They did: 2.3 trillion to 3.4 trillion. Again, at the risk of stating the obvious, that’s a good thing. We also thought that there would be a transition from standalone copier and fax to copier MFP. Again, that happened.

But when we look at traditional volumes – and I’m going to define “traditional volumes” for the sake of Danka as standalone copiers, faxes, and copier MFP – that adds up to approximately 1.1 trillion clicks, if you will, printed output. And if you look at what happened over this period of time for five years, that grew to about 1.3, 1.4. So the volume grew, but the volume only grew somewhere around 2%. And in actuality, what happened, as you can see here, in the standalone copier world, volume declined, and fax volume declined – I think the decline is somewhere

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around 6.5% per annum – and volume on MFP’s grew. It grew by about 30% per annum.

So all of that is very consistent with what we thought would happen, right? All of that so far is very consistent with what we thought would happen. But here’s the important point on the takeaway, and this is a key tenet of our strategy going forward: Look at what happened in inkjet and office laser. It more than doubled over that same period of time.

So if you look at the growth, where the true growth is coming from, it’s been with what we’ll refer to as the printer guys – no disrespect to the printer gals. But what you see here is you see a keger of over 13%. So the good news is, what we thought would happen did happen. But where we’re seeing real growth in the past – again, 1998 to 2003 is the reference point – is on the printer side.

So if you take that information and you say, well, what is going to happen going forward, it’s important to understand what we believe is going to happen going forward. And again, this may be somewhat controversial to what others will say. So we can now say with a high degree of confidence in our belief in terms of what’s going to happen, because for the first time

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in a long time, we can actually see what is happening within our customer base. Again, we don’t have to be indicative; we can be very definitive, because we’re able to see this now through our Vision 21 investment.

And here is what we believe is going to happen: We believe traditional volumes – and remember, I talked about traditional volumes being the copier, the fax and the MFP – we believe that over the next several years that that increase that was around 2% is actually going to flatten out to decline. We believe there’s going to be a slight decline in the traditional volume.

Where we believe the growth in volumes is going to be is with printers. Now, it will slow down somewhat from where it was in the previous five years, but there will still be growth. Equally important to understand is, even with those copy volume declines, we have quantified just in the US – and I should point out, this is a US chart; I just kind of re-traded you. I went from a worldwide chart to a US chart, so let me point that out.

In the US, we believe service and supply revenue on MFP and copiers is a $10 billion market. So even though there is a decline taking place, it’s still a very large viable market. And coincidentally, the printer service and

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supply revenue is similar in size, although it’s growing; so over time, you’ll start to see a bigger differential in terms of this. But both of these are very real, very legitimate, very large market; and again, this is US data.

What are the takeaways on this? There are several. The first takeaway would be, there’s really ho way for Danka to outrun the decline in the copy volume space; and so one could easily conclude that if our strategy was just to remain in the MFP copier space, that we would continue and forever be faced with declining revenues. That’s not what we’re doing.

What we’re doing, and what you’re going to understand today, is we’re really broadening our market. We’re broadening our market so for the first time we not only will be competing in this market, but we’ll also be bridging over and competing in this market as well; and we’re going to give you some real-life examples as to how we’re doing.

So our strategy has to be about, clearly, selling more digital equipment; but it’s equally important it has to be about broadening the technologies that we service, both in copy and in print. And it’s really important to

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understand, as we talk about our strategy going forward. Are you with me on this?

So let’s think about this in terms of a snapshot. Maybe we’ll categorize this slide as a summary statement, because again, we’re going to pound this to death, because you have to have this context to understand why we’re excited about our strategy. Yes, volumes are shifting. Traditional volumes are declining, and the workflow has already shifted, as you can see here in the graphic. The world, not that long ago, was all about create, print it, copy it, and then distribute it; and it’s long since gone to create it, distribute it, and then print it. All have implications in terms of where those clicks, where those marks on papers, are being produced. That is why we’re seeing the volume shift the way that we are within our customer base.

It’s important to know as well that color revenues and volumes are increasing, both in the copy space as well as the print space; so that’s a good thing. So we have opportunity there, and we want to hold that out, because again, any strategy that we talk about going forward needs to be mindful of the fact that there is real opportunity and growth in color, both in copy as well as print. Printer volumes are growing. Lastly, the

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takeaway there is evidenced in the chart there at the bottom: Danka strategy has to be about participating in both of those markets.

So let’s move from kind of the market characteristics, if you will, and move to what really matters, and that is what our customers are talking about. There are really four or five key takeaways with respect to what is happening within our customer base. First off – and I’m going to stay on this a lot – printer volumes continue to grow. That’s not us telling you that; that is what our customers are telling us, and that is what we’re seeing in our customer base right now. Their printer volumes are growing, and they clearly are recognizing the value of color.

We’re also seeing IT play an ever-increasing role in the decision-making process. This is really important to understand, because they bring a very different perspective on printing and copying. And in fact, IT, much to our surprise as we’ve learned going through this process, their view is that actually copying is more expensive on the network than printing. So that’s a very different paradigm in terms of where we’ve grown up, and the legacy of the people that we’ve called on and the type of information that we’ve gotten from our customers. So it’s very important to understand, with respect to the role that IT is playing in the decision-

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making process and what their beliefs are with respect to the cost of copy and print.

Additionally, C-level is engaged. They’re very engaged. We are starting to see for the first time in a long time not only a focus on a cost, but an agreement in the articulation that companies in general spend sometime between 1 to 3% of their revenues, their annual revenues, on copy and print. So corporate America is acknowledging the fact that this is a significant cost and that this is something that needs to be managed.

Now, there is some confusion about how people focus on cost, as evidenced by the sub-bullet there We still have a large number of our customers that focus just on the acquisition cost and don’t look at the ongoing operating cost. And this candidly is a challenge for us, because some element of our strategy’s success will be contingent upon our ability to get our customers to understand what the total cost of ownership is, as opposed to just what the acquisition cost is.

Clearly, there are legacy investments that executive management are looking at trying to get some return on, and they also are looking for a balanced deployment. No longer is the belief system that corporate

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America will go all one direct, all one copy or all to print, and it truly is going to be a balanced environment. They always have to be mindful of the tradeoff of convenience and privacy versus cost. So again, this gives you some sense of what our customers are talking about with us.

Let’s talk a little bit about our response to what you’ve just learned. First off, we broaden our view of the market. Let’s just think about that for a minute. We’ve been all about going in in the traditional copy world, or the copier/MFP world. We sell the equipment, we service the equipment. By the very definition of how we’ve approached that market, we’ve essentially been ignoring half of what our customers spend in print. So we’re broadening, just by the very definition of how we’re going to market now, we’re broadening that market; we’re increasing that market potential by 100%. This is number one.

Furthermore, we’ve repositioned Danka to leverage the ebb and flow of technology. Our crystal ball is just not good enough to figure out which technology will prevail, and so we’ve developed a strategy that acknowledges that there always is going to be an ebb and flow to technology; and as long as we maintain that end-user customer relationship, we can live in that environment where there’s an ebb and

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flow of technology, because you know what? Sometimes the printer technology is going to trump the copier technology; sometimes the copier technology is going to trump the printer technology, and we just aren’t smart enough to figure out which is going to prevail when. So we recognize we have to have a strategy that exists in both.

We’ve refined our approach, resulting in a narrowed focus. If you go through the sub-bullets here, we’re focusing on growing profitable markets in customer segments. This may seem a little apple pie and motherhood, but really, through Vision 21 now, we know which markets are profitable and which markets are not profitable. We know which customer segments are profitable and which customer segments are not profitable. We know which customers are profitable and which customers are not profitable. And we’ve aligned tightly to our capabilities.

For those of you, as I mentioned earlier, that have followed us for a while, as an example, you would have seen some refinement in our tech source strategy from where it was two years ago. We are leveraging our Vision 21 investment to identify our customers’ unique requirements, and delivering a customized experience. You’re going to hear from Don Thurman on this later in the day; it’s no great secret: we have a cost

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problem here. We have a cost problem at Danka that we’re addressing a number of ways. One of the ways we’ll be addressing our cost problem is how we go to market and organize around our customers and how we segment our customers, and that will give us an ability to deliver a better customer experience and continue to cut substantial costs out of the equation for us; so this is how we’re responding.

Furthermore, we’ve expanded our service portfolio to encompass all printed output technologies, copy and print, and the print network. Again, in some respects, this is about leveraging our heritage, leveraging our history. In our ability today, when we look just in the US, I believe today we sell 40,000 devices that are what I would categorize as non-core devices, being Canon, Toshiba or Kodak. So we do this all day every day today, inasmuch as we’re servicing some 40,000 devices that are non-core devices.

We are continuing to develop new strategic relationships and expand existing ones. Again, one of the things that we feel like has validated our strategy and continues to validate our strategy is some of the partnerships that we have announced. We’re encouraged by those. Clearly, they’re still in the infant stages, and so there’s a lot to be done to really get the

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material benefit from these; but as you can well imagine with some of the partnerships we’ve formed, they don’t make these decisions lightly. They kick the proverbial tires more than once to make sure that we can deliver on what it is we suggested we could deliver on; and our early returns on those partnerships have been encouraging.

We have strengthened our strategy to aggressively execute on both the print and copy services opportunity. Again, this is the constant theme going through today’s presentation. Let’s talk about how we’re going to do this.

We’re going to do this through our vision and supporting strategy. Simply put, our vision is the following: Danka will be recognized by our customers as the best independent provider of equipment and services in selected markets within the print and copy industries. Now, you can see that we’ve highlighted certain words, and I want to talk a little bit about that. These are words that were not put down on paper lightly.

First off, as I mentioned, we have 75,000 customers around the world. About 80 to 85% of the business that we get each year is from those existing customers, and while we will always be mindful of our need to go

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out and win new business, we recognize that the best place to start is within our existing customer base. I shared with you just a few minutes earlier that within that customer base, we’ve only been tapping into 50% of what they spend on print anyway, by the very nature of our strategy in the past. So by focusing on these existing customers and with our evolving strategy, we literally increased by 100% the opportunity within that; so it’s all about growing, as you’ll see here in the supporting strategy, a higher percentage of what they spend on total print.

It’s important that we maintain our independence. Several of you have asked, well, Todd, what are you going to do in terms of competing against the manufactures? When you begin to understand and appreciate our strategy further, it’s very hard for a manufacture to walk into an environment and make a recommendation that is nothing other than their equipment. It’s very hard for a manufacture to go into a multi-vendor environment and say, we’ll support everything. So our independence is absolutely critical to our strategy going forward. Selected markets.

The desire to be all things to all people everywhere, while at times it may be seductive, it really doesn’t make sense for Danka. So clearly, we are identifying those markets which we view to be strategic and those markets

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that we believe can meet our minimum financial threshold; and if they are not deemed to be strategic or we don’t believe they can meet our minimum financial threshold, then we’re not going to be in them. And then, as I mentioned throughout this presentation, it’s all about print and copy.

So what’s the strategy to support the vision? We’ll achieve profitable revenue. Again, revenue for revenue’s sake is meaningless; those are empty calories. We will achieve profitable revenue by creating differentiated value propositions, which create long-term intimate customer relationships, and which capture a higher percentage of what our customers spend on printing and copying. Again, highlighted in blue there, profitable revenue; and again, through Vision 21, believe it or not, no great surprise I’m sure to all of you in the room – we’ve got some unprofitable revenue. We now are able to tell where our profitable and our unprofitable revenues are coming from; so we will continue to pursue profitable revenue, and we’re going to do this by gaining a higher percentage of what our customers spend on printing and copying.

To do this, we’re going to do the following things, and we are doing the following five bullets below. First, we’re organizing to serve a larger

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market opportunity – that’s copy and print. We’re selectively expanding our services and sales coverage models, not everywhere – by no means everywhere – but in our sweet spots. We’re introducing additional products and services. That’s both in terms of hardware as well as service. We continue to establish key partnerships, and we will continue to do select acquisitions.

Critical to our success is understanding our customers’ buying cycles, and this is a bit of a differentiator, I believe, for us in how we’re approaching the market. Recognizing this is a bit of a busy slide, let me take you through a few of the high points on this.

Predominantly, the way the market works today is you enter into a three-year contract – in Europe, those contracts maybe would even be four or five years – but you enter into a long-term contract. About that time, that contract starts getting ready to be up for renewal; the sales rep is going to show up, make a call on you, try to convince you that you need to renew the equipment or buy some new equipment and gets you tied into another three-year lease.

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We think that our customers make buying decisions very differently. In fact, we think that our strategy is all about identifying ways to have multiple touch points. Because as you can see here in this continuum, we believe that every time the customer is doing one of these things, they in some respects are making a buying decision; and so our strategy is all about having a product and a service and a strategy that impacts all of those points on the continuum. And as I mentioned, Paul is going to get up here a little later and give you some very specific examples of how we did that, and what the result was.

But to do this, you have to have a comprehensive product set. We refer to this as really the ingredients for success. Now, some of this, as you look at what’s on this pyramid, some of this would be fairly intuitive to you. Obviously, equipment sales and distribution, traditional break/fix services. You’re familiar with Tech Source and our Danka to Desktop, and our professional services, Wheaton offering.

But also, as you move up the food chain here, we do do many of those components today. We don’t do all of them, and we don’t do nearly all of them as well as we need to; but this is where we are going. This is the

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offering that we believe we have to have, to be able to hit all of those touch points along the way.

What’s interesting is a couple of things have happened as we’ve implemented this strategy. First, if you think about it in terms of barriers to entry, it’s very hard to compete against this. If you begin to look at the space that we’re going to be competing in and are competing in, we need to identify ways that are very hard for others to compete against us, and it’s very difficult – very difficult – to be able to offer this full suite of services.

As an example, you just think in the VAR channel today in the US, I believe there’s some 12 to 14,000 certified service providers in the US of companies like HP. It would be very difficult for them to offer a full suite of services like this. Not to say or suggest what they do, they don’t do a very good job of, because they do; but again, to offer a complete complement on this is difficult to do.

Additionally, what we have found is that our customer retention, our customer loyalty, increases significantly as we offer a broader suite of services. We have got to get out of the situation where every 36 months

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we’re competing against ten other people, just trying to offer a lower piece of hardware and a lower break/fix contract. That’s a very difficult environment, doesn’t bode well for high customer loyalty, high customer attention. All of that, to keep in mind, is to increase our share of what customers spend, both in print and in copy, again effectively doubling the market that we’ve been participating in over the past several years.

So you now have a sense of, hopefully, strategy. You’ve gotten an indication in terms of what’s going in some of the market characteristics, what our customers are saying, and how we’re responding to it; and that’s all well and good. But as we all know, it gets down to execution. And hopefully as you hear this strategy, this is not a new strategy; it’s an evolving strategy. It’s a strategy that perhaps we’re perfecting over time, but clearly we have to be mindful that we have pressure points on Danka that we think about every day.

And we acknowledge the fact, and like you at times are even frustrated by the fact that as good as our strategy is, and as confident as we are in our strategy, when we look at some of the challenges, the operational challenges facing the company, we recognize that there is no silver bullet

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here, and that we absolutely have to execute in several areas; and we want to talk a little bit about what those are.

You can see, we’ve identified the four pressure points as financial performance in our corporate structure; certainly what’s going on with respect to the dynamics of the market in technology; our customer environment; and in our own internal operational challenges. So let’s start right off with financial performance in corporate structure. This is something that I know many of you continue to ask questions on, and we want to address this as well as we possibly can, over the next hour or so.

First off, our position is, an amazing thing happens when you significantly improve the operating performance of a company. Things tend to take care of themselves. So clearly, Danka has got to do the things and take the steps, take the actions to improve the operating performance of the company. It isn’t going to happen overnight. You’ve known that; many of you have been following the story for several years.

We’re doing this a number of ways. We’re getting the costs out. We’ve been very clear, very I think forward about what we need to do on the cost side. Mark is going to give you a fair amount of detail on this in just a

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minute. We’ve got to get the costs out; we will get the costs out. One of the ways we’re doing this is through Vision 21; and by the way, we will be seeking additional cost areas. We organize it around the customer. When we do some of these other things that I’ve mentioned, it will enable us to get the costs out.

We need to improve our performance in working capital. We’re going to show you some information on that today. And we need to leverage technology investments. There’s the good news and the bad news: The bad news is, we spent $62 million getting Oracle integrated in and getting all these disparate databases integrated into one database and we’re now up and running. That was tough. The good news is, certainly compared to the feedback we get from others in our industry and other industries and where they are in their implementation, I think we have a clear lead here. We start to see every day the value and how we can leverage that investment.

We’re going to exit under-performing geographies. It’s not strategic. It doesn’t meet our financial metrics. There’s no reason to be there. And we recognize the need to improve our working capital structure. There are limitations today; we all are aware of them. We will not allow ourselves

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to be seduced by the quick hit. We recognize that we need to do something here, and we need to do something that will create long-term shareholder value. This is an area where clearly we’re focused on improving the operating performance of the company, and we believe that will enable us to address our corporate structure.

The customer environment: We’re going to leverage technology investments around customer segments, vertical markets and geography. Again, this is something that we’ve had to do more through intuition than having facts and the truth, and we’re excited about the fact that we now have tremendous new insights on that. We’re going to organize around the customer, as I mentioned earlier; you’ll hear more about this from Don Thurman.

We are going to expand our product portfolio. Clearly we recognize and we’ve been impacted by GAAP certainly this past year, by limitations in product portfolio, perhaps more so in the US than in Europe; but we have been impacted, nevertheless. Danka is way too hard to do business with. It’s way too hard to do business with externally; it’s too hard to do business with internally. So we have major initiatives going, to improve upon doing business and making it far easier to do business with us.

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You’ll see contract setups improving; you’ll see a different approach to meter read collection. You’re going to see some real self-service capabilities through our MyDanka.com capabilities. We are absolutely dedicated to improving the customer experience here.

I’m not going to go through all of these, but I will end on this launch of a customer loyalty program. We have made good strides at improving our customer retention here, but it’s still not good enough. It’s still not good enough. We believe that there is tremendous opportunity to improve our retention and our loyalty program, and we are putting a lot of emphasis behind this; we’re putting a lot of investment in on this area. We’re organizing around this, and as I mentioned earlier, we’re leveraging our previous investments to improve that area of performance for us.

With respect to the market and the dynamics associated with that, we’re investing in targeted, profitable market segments. So the inverse of that is, we will no longer invest in unprofitable market segments. We are reinforcing Danka’s market position in print services, color, as well as production print, all very big opportunities for us. We will continue to broaden our service beyond just copier break/fix; we’re doing that every day.

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We will leverage Danka’s Digital Solution Center, both in terms of our direct organization as well as with our business partners. I really do hope that all of you take advantage today of going over and seeing the Digital Solutions Center. It clearly is world-class and one of a kind.

One of my colleagues said last night in talking to one of you in terms of Danka and Danka’s positioning that the difference is, I understand Danka’s strategy now and I’m encouraged by it. But after I’ve seen the Digital Solutions Center, I get really excited. It’s something that I clearly now can understand how they’re differentiated. You need to go over and see that and understand what we can do, because that will really bring something tangible to you in terms of how we’re executing on our strategy.

What you’re going to see is the ability to provide level two and level three support for the entire print network, not just for copiers or fax machines, and you’re going to see what we refer to internally as the virtual takeover; not in terms of a negative connotation, but our ability really to take over our end user’s desktop and resolve their problem around print. This is a very, very big differentiator . It’s one of the main reasons why you see

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these business development activities which some of these partnerships announced, because of this unique capability. So I’m really encouraging you to go over and witness that firsthand.

We’re going to leverage our service history. As you know, Danka’s heritage is 140-plus acquisitions; and in doing that, we developed some real core competencies. Certainly the infrastructure that is required to support multiple technologies, the training required in the field to be able to serve multiple platforms, all of the logistics that goes around supporting that, and the fact that we do it all day every day, still today. So we’re going to leverage our heritage.

Then lastly, as I’ve touched upon, we will be broadening our product portfolio, certainly to complement our MFP offerings, but also to close the product gap, because this is definitely impacting us, particularly in some of the high-volume areas.

The fourth pressure point: operational challenges. We’ve allowed Danka to become far too bureaucratic, and so what you will be finding in terms of our strategy and how we’re operating is we are pushing more and more of the decision-making down to the field level. We believe that there is a

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direct correlation between the customer and where the decision gets made, to the quality of that decision.

There is a lot of work being done and investment being done to improve the next two bullets: sales productivity, sales coverage and sales retention. An interesting thing happens here at Danka: for those sales reps that have been with us for about 18 months or longer, we have a very, very high retention rate, and they’re very productive, very profitable reps for us. Where we don’t have a good record is for those sales reps that have been with us for 18 months or less. We have a very high turnover rate. There’s a significant cost, direct cost and opportunity cost, associated with that.

One of the contributing factors to that is we’re too bureaucratic and we’re too hard to do business with, and so we’re addressing this. We see it’s a real opportunity for addressing sales coverage as well as sales retention, improving in that area; and we believe that will give us exponential value.

We’re going to align our sales organization to our go-to-market strategy. We’ve been progressing this, but again, we’re going to move fairly aggressively around organizing around the customer here over the next couple, three quarters.

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The other thing we need to do is we need to progress our regulatory requirements around 404, but more importantly, we need to incorporate this into our DNA. We absolutely have to look at this not as just an exercise to fulfill some external requirement, but to change our business processes and change the way we run this company, and do that in a way that’s even tighter than it is today. It’s all about improving customer retention, as I’ve said on many occasions. We need to continue to leverage our Vision 21 investment.

With that, if you think through, we believe we’ll take our financial performance and our corporate structure, and by taking the actions that we’ve talked about, we believe we can attain profitability and financial flexibility, certainly with respect to our structure. So we look at the market dynamics in technology; we believe we can be a market leader, clearly in the area of print and copy services. We believe this is a space that we can win our more than fair share of revenue and customers.

With respect to the customer environment, we do believe by leveraging our investment and organizing differently, that we can achieve a level of intimacy ultimately resulting in higher retention, which is key – the key

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.	ingredient to this business and certainly to our business model – and we can take our operational challenges and move those to operational excellence. Again, to the extent that we organize around the customer, decentralize and eliminate some of this bureaucracy, I think we’ll see some real speed, all of which will end up pulling, as opposed to being limitations; all of which will be expanding our opportunity, ultimately broadening our market perspective.

That may have created some questions. Hopefully it answered a few. What I’d like to do is just ask you to keep those questions in mind. Again, we’re going to allocate some time at the end to answer questions, and what I’d like to have now is our chief financial officer, Mark Wolfinger, come up. He’s going to take you through the financial data and give you more context on the business model.

M. Wolfinger	Good morning. As Todd mentioned, we’re going to have a question-and-answer session at the end. During this financial discussion, I will try to get into as much detail as possible. I’m sure, just as on our results conference calls, there will be additional questions on the numbers. I’d be very happy to address that at the end, as we mentioned.

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I’m going to talk about four topics – four topics, and to Todd’s point, I will try to cover each slide and give you key takeaways from each slide. The first area we’re going to talk about is our year-to-date financial results; that would be for the nine months ending December 31, 2004.

The second area of discussion is Vision 21, the latest phase. That’s the reengineering and cost reduction program that we announced during our conference call in early February.

We’re going to talk about cash. There have been a lot of questions about cash, our use of cash, over the last several conference calls. We’re going to talk about how we generate cash and how we use cash.

Lastly, we’re going to talk about the evolving Danka operating model, and we’ll talk about key financial components of that model as well. Todd mentioned obviously we do not provide specific financial guidance, but we do have some clarity of vision around our evolving operating model.

Let’s start with the first nine months. This is on slide 32, for those of you on the Webcast. Some of the takeaways in the first nine months is revenue decline, revenue decline of about $55 million in the first nine

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months’ results. Todd mentioned our high analog base, and clearly what we’re seeing there is a decline in analog revenue as it relates to service and supplies. Even with that revenue decline, one of our key tenets has been to focus on gross margins, and the very good news is, with a lot of solid focus, our margins have held. In fact, they’re up slightly on a year-to-date basis from prior year.

SG&A expense: we’re going to cover this in a little bit more detail, both within the nine months’ results as well as the Vision 21 discussion; but clearly, we have taken costs out of this business, but not at the rate of our revenue decline. Therefore, when you look at it as a percent of revenue, we are unfavorable, a little bit less than 100 basis points, year to date.

Let me take you a little bit further into the revenue and margin split, theme by theme. Within retail equipment and related sales, the drivers behind the decline relate to two key areas. One is high-volume color product availability; and the second component is sales coverage. And again, we’ll talk about what we’re doing in those areas a little bit later on.

From a service standpoint and from a supply standpoint, the analog theme jumps out as far as the revenue lines here. Again, retail services down

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around $22 million in the first nine months. Retail supplies and rentals, because we group that as a revenue component, down $15 million. Supplies were down because of our strong historical Kodak analog base, pretty much a dominant position there. We’ve seen a decline in that base obviously over time. And the second aspect, which is rental, we continue to make rental investments, but on a very selective basis, again focused on high returns and exceed our cost of capital, and obviously limit our risks.

Again, on the overall margin picture, without dialing through each one of the gross margin components, you can see that year to date we are favorable in our overall gross margins, including both service and retail equipment.

From an SG&A perspective, or selling, general and administrative expenses, I want to talk through this slide in detail. Year to date, we are down around $11 million — $335 million versus $346 million year to date last year. From the standpoint of additional spending in fiscal ‘05 that we did not anticipate at the level that we’re seeing, the first item in the first nine months, the Sarbanes-Oxley compliance cost, the 404 process. We have spent $4.5 million in the first nine months in this process. Todd talked about the focus and the change in our corporate culture, and we will

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continue to spend at a high level as we go through our fiscal year-end. Near term, it will be a higher level. Long term, obviously the spending should fall away.

The other item here is Vision 21 professional fees. In other words, on the Vision 21 reengineering project, we have had outside consultants, outside professionals, working with us on this project throughout this fiscal year. We spent $2 million in expense on these professional fees in the first nine months, and we anticipate that there will continue to be spending levels there as we go into the end of (cutting out).

On the other side of the column, the fiscal ‘04 column, I’ve also adjusted the SG&A expenses for two key items. One is foreign currency exchange effect. Again, as we translate dollars in Europe back into the dollar, because of the weaker dollar, the strength in euro, however you look at it, there’s about an $11.5 million foreign currency effect on our SG&A expense.

Then the last item, which we disclosed openly last year during third-quarter results, is in the third quarter of last year, in fiscal ‘04, we received a one-time pension credit out of Europe of about $3 million. So when you

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go through this variance analysis, what you see is about a $32 million difference in total spend on an adjusted basis for SG&A year over year.

Given the theme of expenses, let’s talk about the Vision 21 next phase. First of all, it’s a detailed program to reduce our costs by reengineering our business processes; so again, it’s not just about headcount reduction, although there are significant headcount reductions within the program. It is targeted to save 60 to $73 million in costs on an annualized basis. That’s about 60% of that in SG&A, or selling, general and administrative expense; and about 40% in COGS – cost of goods sold. In other words, 40% in the margin line.

From a funding perspective as far as cash usage, there will be up to $37 million of cash required to fund these programs over the next 18 months; in fact, it should be negative cash slightly during our current quarter, which ends 3/31/05, and should be cash positive starting in Q1 of fiscal ‘06. And again, we have not stopped here. We continue to focus on our cost base, and we’re actively involved in looking at other cost reduction opportunities.

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I’m not going to read each one of these items on this chart, but the takeaway here is there are seven core tactics or focal points as part of this next phase of Vision 21. Again, it’s not just about headcount reduction; it’s about doing business differently. I’ll take an example here: restructure core back office and support processes. Specifically, as an example, what that means is in the US, with part of our accounts receivable process, we have outsourced about a third of our smaller customer accounts to D&B. Again, D&B has tremendous expertise in this area as far as customer contact and customer collections, and obviously that helps us reduce our infrastructure internally at Danka. Just one example.

I’ll give you a little bit more detail on Vision 21, the current phase. Just going across the columns here: reduction of people, about 850 people, or 12% of our workforce. The P&L charge is between 20 and $35 million. That will be spread out over the next several quarters, beginning in our current fiscal quarter, so again, you’ll see the effect in the P&L as far as the restructuring charge, on into early fiscal ’06.

I mentioned cash costs, cash usage of up to $37 million. I’ve given you a range here of 25 to $37 million; and the annual savings range again is 60

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to $73 million. We believe that approximately 50% of the 60 to $73 million will be achieved next fiscal year, fiscal ‘06. And again, what I’ve shown here is the split, the 60/40 split on savings between SG&A and COGS.

Let me just repeat it: 12% headcount reduction; the P&L charge will be up to $35 million, spread over several quarters. Our cash pay-out, the cash used to fund these programs, will be up to $37 million, again, spread out over time, cash negative in the current quarter. Annual savings of 60 to $73 million, with 60% in SG&A, also known as operating expenses, if you look at our external statements; and 24 to $29 million, or about 40% in cost of goods sold.

I’m going to turn now to cash. I’ll start with capital expenditures on an historical basis. This is an annual total, classic bar chart, starting with fiscal ‘01. The blue bar is rental capital expenditures. Rental cap ex for us, just to explain that briefly, is when we purchase the equipment, we sign a rental agreement with the customer. That rental agreement probably has a clause or two in there that does not allow us to offset it into a pure three-year, third-party lease type of structure, but we hold the asset

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on our books and depreciate the asset on our books, and collect obviously revenue from the customer.

The purple bar here is property, plant and equipment, or PP&E, as it’s called; and quickly to talk through sort of the components: we have spent about $16 million in the first nine months in capital expenditures in total the current fiscal year. You can see a significant decline both in rental and PP&E historically. We’ve spent on average around $50 million, if you look out over time, in total capital expenditures the last three or four years, but there’s two key drivers to the decline: one obviously is the US Oracle investment. Todd mentioned the $62 million number. Clearly that number has driven our PP&E down since the program basically came to a close last fiscal year, as far as the expenditures of the program.

Then the second aspect, which is very different, is on rental investments. I mention again that rental is a cash use for us because those assets stay on our books. We have become much more selective on how we invest in rentals, and much more selective in the returns that we expect, obviously well above our cost of capital. Again, there’s rental opportunities out there in the marketplace, but we believe that those rental opportunities need to be well ahead of our cost of capital.

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That’s right. Again, the $16 million number in the first nine months is not an annual forecast; it is only the first nine months’ actuals.

Now let’s turn to working capital. What we’ve done with this slide, which is slide 39 for those of you on the Webcast, we’ve put inventory, accounts payable and accounts receivable trade in total dollars, millions, over the last four and a half years on the chart. Again, the blue bar is year-to-date actual for the first nine months.

The reason we put inventory and A/P next to each other is that they are directly linked. You can see that over time obviously inventory has declined quite significantly, about $80 million historically over the last four year. In fact, it’s been a very large cash generator for us. A lot of that credit goes to Steve Tungate, who’s here in the room; the work we did in the US especially. So a very good, strong cash generator for us.

As we discussed in our third-quarter results, from time to time our large manufacturing partners come to us with certain buy decisions that are very attractive from a price (cutting out), and we did that in the third quarter; so you can see that year to date, one of the reasons – one of the reasons that

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our inventory has increased, the blue bar here, the fact that we made those kind of decisions from a buy standpoint in the third quarter. We fully anticipate that we’ll burn off that inventory in the fourth quarter. Now, additionally in the inventory balance is obviously foreign exchange effect, and that’s somewhere in the five to $7 million range as well.

Now let’s move over to accounts payable, the next category. Again, you’ll see a spike in accounts payable in the current year-to-date results, pretty similar to the type of spike you see in inventory. So again, we’ve negotiated terms with our manufacturing partners; we’ve taken certain pricing transactions that are attractive to us. That goes into our inventory balances, but at the same time obviously our A/P balances grow, based on the terms we have with the vendors.

From an accounts receivable standpoint, it too has been an historical cash generator for us, when you can see a number that obviously is up in the $325 million range in total A/R trade back in fiscal ‘01. But when you look at the last couple of fiscal years, you can see that that number has flattened. Now again, this is not on a constant-dollar basis, so if you think about it, about half of our accounts receivable is in Europe, outside the US; so clearly, this foreign exchange effect in here. But the second item

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Moderator: Jonathan Jones

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from this standpoint is we know that A/R is an opportunity for us; we realize that. You asked a lot of questions about that in the conference calls. The good news about accounts receivable is we are encouraged about the trends in bad debt expense, and we’re encouraged about the quality of our A/R. So when we sort of tear apart the portfolio, those kind of trends move in a positive manner. At the same time, obviously, we believe we’ve got some opportunity in the overall A/R balances.

So let’s talk in a summary fashion about cash. There’s no doubt that historically we have generated positive cash flow. In fact, on a very material basis, if you just go back and look at the working capital changes, fiscal ‘01 to fiscal ‘03-’04 time frame, that number is well over $200 million in fiscal ‘02 and (cutting out) from a cash flow standpoint. But we’ve also been prudent in our approach, and we will continue to be prudent.

We need to consider the following items when we look at our cash: one is that, as we announced in the third quarter, we recently settled a European tax situation that we were quite pleased in the way that situation (cutting out) for us. What happened was that we released a significant credit off our balance sheet of close to $19 million that went through the P&L. You

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saw that in our third-quarter results. The reverse of it is we’ve got to pay some cash out. We do make money in certain jurisdictions around the world that obviously have certain tax requirements, and we will be paying out cash related to that settlement of a number somewhere between 10 and $15 million – I’ll repeat that; somewhere between 10 and $15 million – early next fiscal year to finalize that settlement. Again, because we received the settlement in writing, we released it off the balance sheet, but the timing of the cash payout is slightly delayed.

Vision 21: another cash requirement. Again, cash usage, as I discussed, up to $37 million, again to drive costs out of our business and to also selectively reinvest in our business.

Retiring debt: that’s a question that comes up. I know we’ll probably have more questions during the Q&A. We obviously are focused on our debt structure, our debt situation. We obviously went out during fiscal ‘03 or calendar ‘03 rather, the summer of ‘03, and raised additional debt financing to pay off the old debt. We do have limitations. We can retire debt both in our senior credit facility as well as our senior subordinated debt. Additionally, obviously it’s imperative that from an operating

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performance standpoint, that the operating performance is run in parallel with that.

Strategic acquisitions: Todd talked about our approach there. If you recall during the third quarter, we spent about $2 million for one of those acquisitions. Then, the last cash use here is rentals: again, our rental investment has declined over time, focuses on lower-risk but high-return rentals. But as an example, we’ve spent about $10 million year to date in the first nine months on rental investment at Danka.

I’m on slide 41, for Webcast purposes, and let me end with the Danka revolving operating model, talk about the range of numbers on this slide. From a revenue expectation, we see that range of one billion to $1.3 billion. The drivers there are a combination of the analog decline, and again, about a third of our base is still analog. I talked about service revenue and supply revenue decline due to analog decline.

Todd also mentioned the fact that we are becoming much more selective on where we operate; so not just countries, but geographies as well as customers. So again, when you look at the segmentation of where we operate, where we make our money and how we’re going to invest our

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Moderator: Jonathan Jones

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money from a return standpoint, that is also a driver of the revenue expectation range.

Gross margins in the 36 to 38% range. Again, if you go back over time, whether it’s the last four quarters or the last 16 quarters, you’ll see that our gross margins have historically run in a pretty tight range – 36.5, 37, 36, 37.5 – and again, if the spending that’s going to go on relating to cost reductions, cost of goods sold for Vision 21, we’re providing here an evolving operating model that has a gross margin number of 36 to 38%.

SG&A, we continue to focus on our cost base. I think we’ve talked long and hard about that, 30 to 32% SG&A. And the last item obviously is operating margin, in the 4 to 8% range. So the takeaways off this slide, the final slide of the finance piece, from a printer/copier/model standpoint, again, improving revenue predictability. We continue to reinforce our operating profit opportunity. Part of it is in the revenue line, obviously, but also in gross margins as well as expenses. Low cap ex requirement, we spent $16 million on cap ex year to date, the first nine months; and lastly, solid cash generation.

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Moderator: Jonathan Jones

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With that, I have the pleasure of announcing a 30-minute break. Thanks very much.

(BREAK)

D. Thurman	If I can get everybody to take a seat we’ll get started. For those on the Webcast, we will begin shortly and when we being, we’ll start on slide 44.

Coordinator	Ladies and gentlemen, we are ready to resume Danka’s 2005 Investor call. Thank you.

D. Thurman	Investors are very well behaved. Great. Welcome back. Hopefully everybody got checked out, got a fresh cup of coffee. What I want to try to do here is talk about what you’ve just heard, talk about some of the implications of what we’ve heard and kind of tie all of that together, and then adding to that, Paul Gaines is going to talk to you about some real life examples of how we apply the strategy of the market, because during the break some people were asking me, “How do you compete here? How do you compete here?” I think that when Paul speaks, he’ll give you some real sense of how all that really works.

So what we saw when Todd was speaking was this really big market, and that’s the good news. There are some sections of that market, as he

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Moderator: Jonathan Jones

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identified, that are growing very rapidly. The challenge for Danka, of course, and others in the industry is to find where those target rich opportunities are and to put that in the context of our customer base.

So as you heard from Todd, what you see at Danka is us evolving our services, vision and strategy so that we’re really putting a greater emphasis on the total market. So historically, when you think about Danka, you thought of a company that was a transaction-based company that sold a piece of equipment and an accompanying service contract. In the future, that will still be true, but we’ll be focusing on a bigger part of the market. And in fact, what you’ll find is that in the future you’ll also see us sell services that will lead to equipment, and that’s somewhat of a departure from our historic model. In addition to that, we need to get the cost right, and leveraging Vision 21 will allow us to do that and much of that is in the context of how we’ll deal with customers and how we’ll serve customers.

Finally, we’re starting to see real benefit from Vision 21 in terms of understanding our customer base and how we really can drill down into the customers. Todd talked about understanding profitability, understanding where we get our revenue from, etc., what segments of the market really work for us.

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Moderator: Jonathan Jones

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If you roll the tape back, what you’d find is that Danka used to really look at its customer in this way. If you look and you took the U.S., and this model is focused on the U.S., but this would work if we were in Germany, if I was in the U.K. or wherever I was, if you go from Main Street, U.S.A. to Fortune 100, we just sort of put all of the customers together - about 40,000 of them in U.S. - and we sort of treat them as “one size fits all.” We had a single go-to-market strategy, we didn’t have differentiated channels, etc., and frankly, our service was undifferentiated. We treated one customer the same as another customer within that cloud, if you will.

So because of that, it may not have been the most efficient way to deploy our sales coverage. We were frankly really generalists. As Todd suggested earlier, there’s the potential to improve on the retention rates, etc., and customer satisfaction might have been spotty. But probably most important in many ways on that slide is because of that, that contributed to high costs, both in the way we deployed sales as well as the way we handled our back office operations. I think we call that customer fulfillment. Now, I need to…

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

So if we think about that cloud and we start to think about our customers and organizing around the unique requirements of the customers, what we find is at Danka that we really serve three primary types of customers. We have graphics customers, which you would think of as print-for-pay customers like Staples, Kinko’s, etc., Alpha Graphics. I’m sure I’m going to forget some of those customers. Outsourcing type customers. These are companies that we do business with who do outsourcing, for example, Pitney Bowes Managed Services and then service bureaus. Companies like ADP, for example. So those are what we think of as “graphics” customers.

Secondly, we have enterprise customers. These are large global and national accounts, public sector accounts like the federal government, for example. Healthcare and education might fit in there. We do a lot of business with large universities, for example. We think of those as enterprise accounts.

Then, finally, small-medium business. So these are typically customers who have 500 employees or less. Sometimes they may have 50 employees or less. So we can kind of divide our customers up like that. So if we drill into the 40,000 customers, what does that look like?

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

First of all, what we find is that we have a much higher concentration of revenue in …80% of the customers than we expected. So of those three categories that I talked to you about - graphics, enterprise and small-medium business - what we find is that about 8,000 customers represent 80% of the revenue divided up as you see it on the chart. So the important thing for us going forward from a cost perspective as well as from addressing the customer requirements is to allocate our sales, service and customer operations more efficiently to the opportunity and you’ll see us doing that going forward. Also, we need to match our approach to the customer to the unique requirements of each one of those segments, and those can differ obviously.

So as we mine that a little, we take the 8,000 relationships and we start to plot that across that same Main Street, U.S.A. to Fortune 100, without revealing the names of those customers because of the obvious competition who are listening to the Webcast, we start to see a pattern that says that we can approach those customers horizontally with some of the differentiation that we offer to the market through the print services strategy that Todd talk about, but also there are particular verticals that

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Moderator: Jonathan Jones

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offer sweet spots, so that the customers, the 8,000 customers, if you will, start to cluster around certain verticals like healthcare, legal, etc.

Going forward, what you’ll see is that we’ll organization the sales organization as well as the back office to more closely match the requirements of each of those customers. We think that will result in higher retention rates. It’ll help us grow revenue per customer as we move beyond just being in the copy space but also in the print space, and it will result in higher customer satisfaction.

So as we look back, let me just toggle back real quick. So if I look at those customers, the thing that Todd mentioned earlier is they spend money on both print and copy. What we find is that if you think of them, they spend one to 3% of their revenue, one to 3% of their revenue on printed output. Now how does that breakout?

If you take the office part of that, which is about the $54 million part of the market that we talked about, they spend about half of that on copy/fax and they spend about half of that on print. The challenge for Danka is to go find that other 50% of what that customer is spending. So if I toggle back again, I need to go back to that same set of customers that I

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Moderator: Jonathan Jones

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understand very carefully now, I understand with a much greater detail and I need to go get this 50% of the business. So that’s really what the strategy is about.

Now, how do you make that happen, because historically we’ve been a transaction business, right? We sold a machine and then we sold them a service contract, a break/fix service contract. First of all, we need to broaden the view of Danka in the customer’s mind. So we need to have a product and service set that’s much broader and that’s represented by the pyramid.

Now Todd spent some time talking about the pyramid. If you think about the pyramid in the context of how customers make decisions, what you want to do is move away from only talking to them when they’re going to buy the MFP. You’re making decisions all along that continuum of the buying cycle. So as a customer is making a decision about printers, you want to be there because you have offered them service and now you have a service to offer them at that part of the buying cycle. So it really changes the way you’re looking at the customer.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

So you’re developing an intimate relationship with the customer, one that’s across that whole buying cycle with a much broader product and services offering. So hopefully what’s happened is the customer has moved from a view of Danka as nothing more than a copier or MFP company to a company with a much broader offering.

Now, as we go forward, as I suggested, we’ll be matching this vision with our customers much more tightly. We have some gaps in our service portfolio, which we’ll be tightening up, and also in our product portfolio. That’s impacted our results, frankly, this year, especially in the U.S. And we’ll aggressively pursue those market sweet spots that were represented by the clouds in the slide that I showed you earlier.

So how is all this thing playing out in the marketplace? What are the real life examples? Well, Paul’s going to get up here and talk to you about how and where we win. He’ll give you some real examples of that. When I talk to you on the phone, many times you ask me, “How do you guys beat the OEMs, and how do you win against the local dealer?” What Paul’s going to do is really give you some examples of that. And finally, he’ll talk to you about how we’re repositioning Danka to be more strategic to our OEM partners. Paul?

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

P. Gaines	Thank you, Don. As Todd mentioned earlier, I’ve spent the past couple of years actually applying the strategy in the marketplace, so I’ve had the great good fortune of spending most of my time with our customers and in the market with our business partners, understanding their needs and understanding how they would respond to what we’ve developed in the form of a strategy. At the risk of being a bit redundant, I’m going to show you this slide yet again today, and I’m going to try to spend the better part of the next few minutes tying together the expanded product line with the understanding of the customer buying cycle.

The real reason for doing this is because I truly believe, and the market is telling us, that by understanding the customer’s buying cycle, we’re approaching them differently and we’re differentiating Danka. In effect, we’re winning business because we understand the customer differently and because we’re creating a different, more ongoing and intimate relationship with that customer. So if you’ll bear with me for about three or four slides more, I’m going to talk to you about actual customer experiences and then I’m going to return the podium to Todd to answer your questions.

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Moderator: Jonathan Jones

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First of all, let me talk to you about one of our customers. In this case, a multi-state region or multi-state law firm - about 300 attorneys doing business in three states. They’ve been a long time customer of an OEM direct provider. This particular customer would normally have presented a humungous disadvantage to Danka in that they were doing business with a very entrenched competitor.

When we approached this customer, what we learned, however, is that they have multiple unconnected digital devices. They had begun to purchase scanners and even some low-end color devices to perform some spot color work, and at the end of the day, they were receiving some poor service from their customer. They weren’t immediately in the need to buy new equipment, but when we talked with this customer and, in fact, began to work with the director IT, the director of administration and the technology committee chair, what we learned is that there was an opportunity to develop an assessment to identify the scope of opportunity for this customer.

By doing that, we consulted with this customer and helped them understand their fleet a little bit better and helped them understand their usage patterns a little better. We deployed eCopy across their enterprise

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Moderator: Jonathan Jones

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and ultimately, we’ve now got a bid on the table to support all of their HP printers.

What does this mean to Danka? Well it’s real simple. The initial assessment earned us a $15,000 contract. Not a huge piece of business, but what it did is it positioned us differently with this customer. We became their consultant. We were sitting at the same side of the table with them. When the time came to redeploy assets for the new fleet of digitally connected MFPs, we won that business. That was a $900,000 MFP order with an associated four-year service contract. The HP printer service contract is pending right now, but most importantly, we displaced an entrenched competitor and earned new business because we positioned ourselves differently in this customer’s mind.

If you think about how this applies to the way we understand the buying cycle, understand this, the first thing we did is we talked to this customer about how they were using their product. What was their document strategy? Where were they printing documents? So we understood that point first and foremost.

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Moderator: Jonathan Jones

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Secondly, we talked to them about the service they were receiving from their current provider and we understood that they weren’t happy. Rather than understanding that this is just an unhappy customer, we developed a strategy to deploy a service solution for them that would satisfy this customer. It started with understanding how to better deploy their fleet and optimize their devices. Ultimately, as I mentioned, that meant we wrote a $15,000 assessment, which returned a $900,000 MFP order.

So again, rather than focusing only at the MFP order, we started at the usage pattern and understood the customer’s buying cycle really started when they were creating documents and when they were printing documents and when they had a service experience and a service requirement. That ultimately led us to be well advanced in the process of selling MFPs, much more so than what would normally have been considered to be the incumbent provider. In fact, we displaced the incumbent provider when it came time to buy new MFPs.

Let’s talk about another customer of ours, in this case, an international telecom provider with whom we do business here in the U.S. They have multiple regional offices, thousands of employees and a large multi-vendor, analogue base of copier equipment. What we understood from

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Moderator: Jonathan Jones

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this customer is that they’ve got thousands of devices that they can’t even find. Not uncommon for very large companies. They don’t even know where their assets are.

There’s no digital connectivity, and in fact, because there are multiple vendors and multiple brands, they were getting very inconsistent service. Normally, that would have been hands off. Who could deal with multiple brands and multiple vendors? Well, Danka can. We can understand that we can come into that customer and take all of those brands and put them under a single service contract. By doing that, we gained some economies of scale, which helped us to address the other challenges this particular customer was dealing with, and that was an immediate need to cut significant costs.

So our solution was, again, to support directly all of their brands and their entire fleet of copiers. Of course that started with having to run an assessment of what assets existed in the first place. So we catalogued and identified all of their assets. We identified under utilized assets and actually began to remove them from the service contract, and ultimately upgraded their fleet to a large fleet of digitally connected devices.

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Moderator: Jonathan Jones

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What did that mean? Well it meant initially that we wrote a service contract for about 1,000 devices. Almost immediately, that $1.3 million service contract was reduced in value. It doesn’t make a lot of sense on the front end, but it sure does when you think about it long-term. Again, we positioned ourselves on the same side of the table with this customer, created a different relationship with this customer, understanding that their need was for service for a wide array of products, but they didn’t need all of the devices that they had. When time came for this customer to upgrade their fleet, they placed a $5 million hardware order with Danka, with another $5 million of associated service revenue over the next three to four years.

Again, so how does this look? Well, ultimately, we understood this customer had a need to control significant costs while at the same time couldn’t find the assets that they had. We applied a strategy that understood the fact that they had multiple vendors and multiple products, causing very inconsistent service. So we wrote a single contract to develop consistent service across this fleet. That was a $1.3 million service contract and we certainly were happy with that, but we also understood that, again, this created a different relationship with this customer. It was very unique for a company to be able to come in and

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Moderator: Jonathan Jones

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support multiple analogue devices in this case and do that all under one delivery mechanism. Because we were able to do that, that customer counted on us and trusted us enough to deliver to us a $5 million hardware order when the time came to redeploy their fleet some nine months later.

So you don’t think this is all just about really big business, let me talk to you about the very difficult Danka customer. In many cases, as you know, we do business with thousands of small businesses around the world. In this particular case, this company had less than 50 employees. They had been receiving their products from an OEM direct provider. And when we first introduced ourselves to this customers, customers this size would generally call on a business owner or in this case, the office manager, we were told under no uncertain circumstances they weren’t in the business of buying MFPs.

Now conventionally, a copier sales company, if you will, would walk away from this business. We might put a tickler in our file to reconnect with this customer in 18 months because that’s the conventional go-to-market - come back when they are buying MFPs, but our strategy told us something different. Our strategy told us that they were, in fact, buying MFPs. They just weren’t placing the equipment order today.

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Moderator: Jonathan Jones

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So we redirected our efforts and began talking to the director of IT. What we learned from the director of IT is that they were experiencing inconsistent and, frankly, ineffective service from the local printer VAR. In effect, they were unhappy. They weren’t getting quality supplies and they weren’t getting quality service on a small fleet of HP printers.

Our solution was to rely upon the investments we’ve made in training up our organization, our technical organization, to gain the certifications that we have in HP printer service and we took nine printers. Not a big contract - nine printers under service for this customer. The customer was pleased with that and closed the order with us in three weeks. Was it a big order? No. It was $1,700 in annualized service revenue.

But the nice part about this is that $1,700 in annualized service revenue has, once again, repositioned Danka in the eyes of this customer. We’re now competing for a bid in a very favorable position to deploy a $75,000 MFP order. So when you look at this particular situation, we understood that we had a customer, albeit not in the purchase or the position to be purchasing MFPs, conventionally not purchasing MFPs, but we did understand that they were. They were unhappy with their service provider

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

because they were experiencing poor quality supplies and poor quality printer service. We knew this connected to the MFP order. So when we wrote a $1,700 service contract in a short period of time, what we really knew we were doing is positioning ourselves to win a $75,000 hardware order.

This is what’s compelling about understanding the customer’s buying cycle. When we really understand the customer’s buying cycle, we can take that same understanding that we have for our customers and apply it to the understanding that we believe our partners have for their customers. In this case, you might have heard us talk just recently about a contract that we won with a very large global manufacturer of printers. In this particular case, this manufacturer has a global reach to the market and in Europe and North America they’re dealing with some 20 different warranty service providers.

We understand that because they’re dealing with so many service providers they’ve got disparate pricing from each of their service providers. They don’t have any consolidated reporting. They have inconsistent service. All of which leads to inconsistent customer satisfaction. We know that this customer, in our case, the business

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Moderator: Jonathan Jones

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partner, wants to improve the customer satisfaction because that’s part of the buying continuum, right?

So what we applied, in the form of a solution for this particular partner, was a consistent delivery model across the entire enterprise—Europe and North America—pricing which you have based on local currencies considered the entire scope of the agreement, so we were able to give them better pricing across the contract. And we trained our technicians to deploy very consistent service and service processes so that their customer experience is a similar experience on each service action.

What this has resulted for Danka is thousands of service actions each month that leverage our existing global workforce and our global infrastructure, and ultimately will return millions of dollars in incremental service revenue to Danka’s service lines. In effect, we understood that this particular manufacturer understands the value of consistent service delivery, that they understand the value of flexible service products and cost savings, which they can pass on to their customers. They understand that when they recognize this, they sell more printers. Because we understand the viewpoint through their eyes, they awarded us with a multimillion-dollar contract, which we’ve now utilized to leverage our

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Moderator: Jonathan Jones

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existing workforce. These are just a few examples of how we’re taking the strategy and actually applying it in the marketplace.

I’ll leave you with this slide. It’s, once again, a reiteration of our strategy, a reiteration that says when we understand the customer buying cycle, what we are in effect doing is we’re applying an appropriate product set that differentiates our relationship with that customer and puts us in a different position. It’s working in the market. And when people ask me, “Why am I here? What do I see in Danka?” What I see in Danka is what my customers tell me every day. My customers tell me every day that we’re doing things differently. They like the services that they receive from Danka. They trust us. They consider us to be experts in this space.

Most importantly, when we go-to-market with this strategy, they consider us to be unique. It’s not wildly different, but it’s different enough that our customers turn to Danka as the brand. That’s what’s exciting to me, and I’m seeing it from the customers. I appreciate your time, and I appreciate the time, Todd. I’ll turn this podium over now to Todd for Q&A. Thank you.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

T. Mavis	Okay. Just maybe a couple of slides on some summary comments, and then we’ll move it over to the Q&A. Don, just in terms of logistics, when we turn it over to Q&A, how are we going to go about that? We want to have a live mic, is that right? Okay. Great. Okay. Well again, thanks, Paul. As you can see, he’s pretty passionate about what he does and certainly success breeds more success, so you can understand why we are as excited as we are about the strategy.

Some summary points here. First and foremost, we are participating in a larger segment of a growing market. Let’s just stand back over that ball, again—75,000 customers around the world. It’s far easier to do business with customers that you’re already doing business with as a starting point. As a result of this strategy, we effectively can go in and begin engaging them in conversations about 50% of the business that they’re spending on print that we hadn’t been talking to them in the past. So it is a way of broadening our market real-time with our existing customers.

We are encouraged that our strategy is being validated by organic results and business partnerships. You saw some examples of this. I’ll give you a few more examples. When we initially began incubating this strategy here in the U.S., I can remember the first tech source contracts that we got.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

I think, Paul, they were in the $800 to $1,200 range and we’re thinking, “Well, that’s a start.”

If we fast-forward to where we are now, the contracts still are not big in and of themselves. They’ve increased …six fold, seven fold, but the sheer number of contracts that we’re now securing has increased significantly. So we’re encouraged by the fact that we’re getting good organic growth on this. As you saw from Paul’s examples, that has led successfully to fairly large hardware transactions. So again, this is a services led strategy, but please, don’t for a minute think that that doesn’t help us sell a heck of a lot more hardware because it does.

We are leveraging our core assets and investments. Hopefully, if you’ve heard anything today, you’ve heard how we’re leveraging more and more investments in Vision 21. As I’ve said on some of our earnings calls, and as Mark has said as well, every day we’re learning more and more about how to further leverage this investment. So it’s giving us new insights in terms of what is happening not only with our customers but also within certain market segments.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

We have made and will continue to make progress on reducing costs. Clearly, this is an area of opportunity. As Mark showed you, we initially identified some time ago some $51 to $55 million of costs that we were cutting. We did cut those costs, and as Mark pointed out, we had costs increasing in areas that we had not expected, Sarbanes being a real life example of that.

We are absolutely mindful of the fact that we need to get costs out. Again, as Mark talked about in this recently announced Vision 21 phase, we will be getting somewhere between $60 to $73 million of additional costs out. Again, just to point out, that is a net number. I think in the past, we failed to include some of the investments that we had made, and it is important to understand that that is a net number.

We now have the necessary tools to organize around the customer. Don shared with you some information on that. Again, I suspect you may hear similar kinds of statements at other times from other companies. But clearly, from a Danka perspective, we feel that this really will give us true opportunity to improve upon our operational performance.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

We do remain confident that our strategy is supported by actions that will improve performance. Again, clearly, as we look at some of the examples that Paul has shared with us, when we look at what happens to the profitability model, when we look at what happens to our customer retention, we clearly see some significant improvement. We are mindful; Lord knows, we are mindful of the challenges that we face, that we have in front of us and we are taking those head on.

To that point, this management team is the management team that several of you have known for some time. We have faced some tough challenges in the past, and I believe that we’ve demonstrated our ability to address those challenges. It wasn’t that long ago we were talking about low margins, our high debt position, poor liquidity and a limiting infrastructure, and we’ve addressed many of those and continue to address those and others as well. You should know, and my concluding comment, that we’re absolutely committed to addressing all of these challenges.

So with that said, what we’d like to do is we’d like to open it up to Q&A. I’m going to ask Mark to join me up here in front and Don. Again, I believe if you would just identify yourself by raising your hand, we’ll

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

bring a live mic to you and then that way, we can capture this for those that will be joining us through the Webcast.

(Speaker’s voices cutting in and out)

Alexi	Alexi Coscoros from Bear Stearns. …What is working from a revenue perspective…what is not…isolate…areas where we’re going to see secular growth and where we’re going to see effectively the businesses being phased out.

Secondly, you talk a little bit about the business in terms of areas that you don’t want to be everything to all people and that you want to show some more focus. I was just curious whether you could just tie that in with where you see making those investments in terms of the growing and the declining revenue streams. Thank you.

T. Mavis	Okay. Great. There’s a lot in that question. So we’re going to talk about it in terms of product, we’ll talk about it in terms of market segment and we’ll also talk about it with respect to what I’ll refer to as transition.

First off, with respect to product, one of the things that we see as a major revenue opportunity, and again, you’re hearing this from others as well, is

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

in the area of color. So clearly, we will continue to put emphasis on color. As I mentioned in my opening remarks, this is an area that’s growing in terms of unit shipments as well as volume and also two other points that are worth mentioning that go with color is the click rate - the rate we get per printed output tends to be higher than black and white. So that’s a positive for us. Also, color tends to drive a higher level of connectivity associated with it.

If it’s one thing that we’ve learned is the device is connected, you’re able to drive more volume. As you drive more volume, you generate more revenue. As you generate more volume with a higher click rate, you generate a higher amount of revenue. So color is an area that we feel is a major opportunity for us, as well as for the industry overall.

Another area that we talk about is in the area of production print. This is an area that is growing. If you’ll recall, it’s growing about 5%. This is an area that we are experiencing very good success. It is an area where we are investing additional resources. You may recall that I mentioned that we were selectively adding to our sales coverage model. This is one of those areas.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

Clearly, we believe we are positioned to continue to progress and do well in production print. We have our professional services organization that’s focused well, and we’re very well positioned with respect to our vendor partners that we have in this space. So that would be another area that we’re mindful of.

In terms of some other areas that we’re doing well, or that we certainly see revenue opportunity; as you’ve heard, the whole theme here today has been about expanding our market from the traditional copier space, if you will, and our whole strategy is about getting into and taking advantage of the print space. That gives us the ability to effectively double the size of the market that we’ve been competing in. Again, as you’ve heard from Paul, we believe that we can absolutely capture significant volume from what is happening in the print area. I don’t know if any other context wants to be added from the team on that. Does that answer your question? Sorry about that.

Alexi	Just to repeat that, in terms of the minuses as well, if you could refer to those. Secondly, I guess we’ve talked a little bit about the product there, and I think you gave some additional clarity. Can you talk a bit about the market segments, where the Smease versus large enterprises, and also

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

geography as well would really be helpful - Europe versus U.S. and the like. Thank you.

T. Mavis	Sure. I’d be glad to. First off, let’s talk about some of the minuses, right? Analogue continues to be a challenge. We talked about that. Just to give everybody as a reference point; worldwide, Don, I believe we’re still around 35% analogue and as we mentioned, analogue continues to decline, so we need to be mindful of that. So that is an area where we’ll continue to feel revenue pressure in that space.

The other thing that’s important to understand is what is happening with volume, as I talked about. As we mentioned, we believe, particularly in the lower segments, to answer your question about where, in segments one, two and three, we believe we’re seeing in the traditional copier and now even to some extent in the MFP space, we’re seeing those volumes flatten out and decline slightly. So we need to be mindful of the revenue pressure we’ll get as a result of our analogue install base and also what we’re seeing happening with volumes in the traditional copier space in the lower segments of the market.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

As I mentioned, as we go up in segments three, four and five and actually in segment six, we’re actually see the positive. We’re seeing our volumes grow. But clearly, the lower segments have been problematic for us.

With respect to geography, I’m not going to give you specific geographies. I think this would not be the appropriate forum to do that. I’ll make some general comments, though.

Number one is when we look at all geographies, and that’s not only in Europe but that’s also within the U.S., Latin and South America as well, we look at several key variables. Number one, is it strategic? Is that an area where we feel we can successfully execute our print and services strategy?

We also look at what the existing management team’s capabilities are and also look at from a financial performance standpoint what is our ability to meet our metrics there. Clearly, this is a filter that we look at constantly throughout the world. So as you can well imagine with doing business at 23 countries around the world, that was as high as 31 to 32 countries not too long ago, we were always being mindful of the fact that we need to

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

look at, again, where we can be strategic and where we can make a good return for investment. Thanks. Other questions?

PJ	PJ Solit, Potomac Capital. Just to follow up on that; you talked a lot about being more selective in terms of the geographies and customers. Are there geographies that are losing money? If so, we don’t need specific countries, but in aggregate, what would be the losses on the unprofitable geographies since that would be an easy opportunity?

T. Mavis	There are geographies that are losing money. We have, as you know, we have identified several geographies that have been under performing to our expectations. We’ve talked about, as an example, in the past, Canada. We’ve talked about the U.K. We’ve spoken early in the year about Australia. I believe we also spoke in some respects about Germany. What’s interesting is, when you look at those three or four entities that I just mentioned they had different challenges.

For example, in Canada, we had a significant cost structure that needed to be addressed. Our SG&A there was in excess of 40%. We saw that we had an opportunity to really integrate that into the U.S. infrastructure and

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

also, I know Mike and his team wanted to do some rebuilding on the service side.

When I look at Canada on a going forward basis, I look at the fact that we have, through Mike and the actions and he and his team have taken, have addressed substantially the cost side of that equation. I also believe they’ve reconstituted their sales force and increased that in size significantly. So that is an example where we had been losing money in the past. I won’t give you a dollar amount, but it was a meaningful amount of money that we clearly feel like the actions that we’ve taken there will result in a positive contribution to the P&L.

With respect to the U.K., the U.K. has had challenges more on the sales side. That is an area where we’ve been under performing. Peter Williams put together, along with his team, an improvement plan there. I think we shared with you two quarters ago that we appeared to be on track and then last quarter, we had slipped a little bit, so that’s clearly an area of opportunity for us to improve our operating performance.

Australia. You’ll remember Australia. We were caught in a transition from moving from one vendor supplier to another and as a result of that,

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

we took a hit on the revenue side. That was never really a question of profitability. Australia is a profitable entity for us, remains a profitable entity for us today, was a profitable entity for us then.

Germany. Germany has been an area - I’m trying to go through, PJ, to answer all of your questions. Germany was an area that has been disappointing. I think that that’s not unique to Danka. I mean, I think we’re all fairly familiar with the macro environment that exists there. But that’s an area that I know Peter Williams has really been focusing a lot of time and attention on and in some respects, with this Vision 21 initiative, is addressing some of the overcapacity that has existed, particularly in the service organization. It’ll go a long way to addressing some of the profitability concerns there. Okay? Another question in the back?

Tim	Hi. Tim Gray, Potomac Capital. Can you just talk about a contract that you’re normally just selling the copiers and then you’re trying to up sell the printers, how that affects the margin? Does it negatively impact them? Do you make it up more on trying to sell more of the copiers down the road, or what you’ve seen so far in some of the contracts that have gone that way?

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

T. Mavis	Sure. First off, without kind of going through the whole buying continuum again - I think we’ve hit you with that at least five or six times, so you’re going to be dreaming about that – it’s important to understand that it’s not just about our strategy now. It’s not just about renewing the copier, if you will, or the MFP. But to answer your question specifically in terms of margins, we have every reason to believe that the service margins we will get as we expand into the printer and services model are consistent with the model that we put forward.

One of the reasons why we did some of the acquisitions that we’ve done over the last 12 to 14 months, as minor as they may have been, is we really wanted to test our hypothesis in terms of when we did take over a significant number of print services contracts, could we really leverage our infrastructure, could you really leverage our services base, and could we get the kind of margins that we thought that we could? So it was a bit of our petri dish, if you will. The fact of the matter is, yes, we could.

So that’s a way of saying, Tim, that the margin expectations that we have with respect to the printer contracts is consistent with the overall service margins that you’ve been experiencing as you’ve been involved with Danka.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

One thing that I should make note of, though, that will be an interesting paradigm for us all to follow and watch and be mindful of is if you think about on the copier side, the way that it typically has worked in the past is you sell a three year lease, as an example, and then a three year service contract with that. We’re all very familiar with that model. When you move over into the printer space, there is a fairly high component of time and materials.

So as we move over and understand that model, not to say that some percentage of that has not been contracted because it is for some kind of period of time, but there is a fairly high percentage of T&M based service that you do. We’ve got a very profitable business, but it’s not the standard service contract that we’ve all grown to love and know on the copier side. Other questions?

Bob	Bob Evans, Craig-Hallum Capital. First, can you comment on the net cost reductions? What is the gross amount of those cost reductions? I guess what is the level of investment back in, and then where is that investment going?

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

T. Mavis	We approximate the investment to be somewhere between $6 to $10 million. Bob, it’s really in a couple of areas. One is in sales, sales tools, sales automation, sales coverage - really doing the things to take advantage on the sales side. Mark, I might have left one or two out.

M. Wolfinger	That’s pretty much it. Some on the back office infrastructure.

T. Mavis	Thank you. There are a couple in the back office. As an example, Michael, I know in the U.S. what we’re doing to significantly increase, Bob, the number of touches we have in our AR portfolio, so we’re making some investment there as well, but the total number is in the $6 to $10 million range.

Bob	And do those net cost reductions, does that include anything to do with bad debt? Is bad debt expense and reducing that part of that net cost reduction?

M	There’s an assumption. I think, Bob…(can’t hear speaker)

Bob	As it relates to the target operating model that you had brought up before, in terms of how to think about that, should we think about it as coming out

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

of this cost reduction restructuring plan, this is the model that we should start to see out of Danka? I mean, I realize there’s a big range between the low end and the high end, but is that right way to think about it?

T. Mavis	I think you said it correctly, Bob. We’ve been hopefully clear on the fact that this Vision 21 phase of which we’ve identified the $60 to $73 million that we expect to get approximately 50% of that savings in this coming fiscal year that begins April 1. Clearly, the model that we put up there when we showed SG&A around 30% to 32%, we would not be there yet. I mean, so I don’t want to get into very specifics in terms of timing, but certainly, our belief to attain that operating model is we would need to feel the full effect of the next phase of Vision 21.

Bob	So we would see a partial effect in fiscal 2006 and much more of a full effect in 2007?

T. Mavis	Correct.

Bob	And if I look at that model, one comment that was brought to light, is if you look at gross margins 36% to 38%, you’re kind of already there. You’ve kind of been around 37, a little below sometimes. If you say your

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

cost reductions are, forty percent is going to come out of the cost of sales. If I do the math real quickly, that’s about three points…gross number. To me, it seems like that gross margin assumption could be higher. Is that just conservatism on your part, or I’m trying to do quick math there—

M	…that question…finance…

T. Mavis	What I would suggest to you, Bob, is there are other examples in other industries of companies that have really embraced a tech source-like multi-vendor services strategy. I think if you go out and you look at it and model that and look at the kinds of margins that they’ve been able to get on the services side, I think you would find them to be fairly consistent with what we’re seeing and what we’re expecting here. I mean to suggest that we’re going to see something significantly different at this point time I just think would be inappropriate.

Bob	All right. I’ll let others ask questions.

T. Mavis	Okay. Other questions? Okay.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

Alexi	It’s Alexi Coscoros from Bear, again. Earlier on, you talked about investment in the sales channel. I think what would be helpful here is maybe you could outline what the sales channel looks like right now, and also whether, in terms of the investment, say these segments, say one to three, for example, which you’re seeing low growth, are you de-emphasizing those areas? What does a sales channel look like when the restructuring is done? If you don’t mind, if you could touch upon some of the head winds that maybe you’re seeing there, maybe any of the conflict versus the direct selling and the like - if we could maybe touch on those. Thank you.

T. Mavis	Sure. It’s a hard question to answer in terms of a general comment because we’re different around the world. So I want to be mindful of the fact that what I may say that applies in the U.S. may be slightly different in the U.K., and then what we say in the context of what we do in France will be definitely different than what we do in Australia. So let me just give you some general guidelines, recognizing that there are some differences around the world.

So as an example, in the U.S., our go-to-market strategy today in terms of how we handle the channels is we have what we refer to as our general

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

line field sales organization, which is really kind of middle and lower market, that’s run by Ron Nelson, who’s in the back of the room. This is really the vast majority of the 35,000 or 37,000 customers that we have in the U.S. This is made up of several hundred - I don’t now the exact number, Alexi - several hundred sales reps throughout the U.S. that call on this middle market and lower market.

In terms of the segment, I mean, they’re selling the full range of segments. Clearly, where the majority of their focus would be and where the majority of the products that they would be selling would be segments three, segments four, segments five and also tend to bleed into, at times, segment six; not to say that they don’t sell the lower segments, but to your point, particularly several years ago, we did de-emphasize, we did de-emphasize segments one and segments two. There were lots of reasons for that that we won’t get into now for the sake of time, but the lower segments are ones that had tended to be de-emphasized.

Within the general line field sales organization, there are other markets that we also have. We have what we refer to as some vertical markets, as Don touched on. For example, we have the federal government, which is a vertical. There’s print-for-pay, which is another vertical market for us,

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

and then we also have what we refer to as our national account business and our enterprise account.

Really, the distinction between enterprise accounts and national accounts, in many respects, is made based on how the buying decision gets done. If it’s a contract that is negotiated at a corporate entity level and the purchasing decision is made out of corporate, that tends to fall into our enterprise classification. Conversely, if it’s a contract that’s negotiated at a national level but the buying decision gets made at a local level that tends to be what we refer to as a national account.

Probably more information than you want to know, but the net of that is is so we have national accounts that we have segment for kind of that Fortune 250, if you will. We have enterprise accounts of which there are maybe - I don’t know, Bill - ten of those in the U.S., give or take - very large, tens of millions, hundreds of millions of revenue to us, and then the predominance of the general line field sales with some verticals and with our high volume business as well. Over in Europe, I would say, generally, we’re organized that way with some slight variations by country.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

To answer your question about what we see in terms of what is happening there, there are a couple of things. First off, we absolutely feel and see progress in segments three and higher. That clearly has been the sweet spot for us, particularly when we look at production print and some of the successes that we’re having there at the higher end where you can really start talking about the differentiated services that we’ve been talking about today, where we can leverage the core competencies that exist with our professional services organization, where we can truly differentiate through the digital solution center and some of those capabilities, that is where we’re making the most progress. It is a very difficult market under the current model for us to make money in the lower segments. Okay? That’s tough. I mean with our model, it’s hard for us to make money in those lower segments.

You asked the question, what do we look like after Vision 21 is rolled out? We will look very different and this is a work in progress, but I’ll give you a general feel; again, consistent with what Don talked about.

When we go about organizing around the customer, we will bring a very different customer experience. So, for example, and these aren’t absolute, so these are meant to be indicative here. When we look at our - pick a

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

number - our 50 largest customers, how we deal with them in terms of the flexibility of the contract, the service level agreements we enter into with them, the whole back office experience, the type of organizations that we have to support them, how we project manage them will be very different than, for example, a customer that is customer number 35,000 in our list who generates $4,000 of business with us a year. Not to say that they aren’t important because they are, but they have a very different organizational structure around them.

We may approach the terms and conditions in our contract differently. We may have a fairly cookie cutter approach to how we do meter collections. Our service level agreements will probably be differentiated from our larger customers. How we go about collecting, the area of collections, the type of touch points we have along the way will all be very different. All of this ultimately resulting, we believe, in a lower cost structure and a better customer experience for all segments. Make sense? Okay. More questions?

Ray	Ray …of Columbia Management. Could you give a little more clarity as to your plans for the capital structure, and then maybe any ideas you’re

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

working on? For example, why wouldn’t you take a part of your working capital line to pay down some of the debt, the high interest debt?

M. Wolfinger	Thanks for the question, because I know that probably a number of people wanted to ask about that, and I didn’t cover it in a lot of detail in my piece. Let me just start with what is on our balance sheet there so we set the platform for everybody.

We have a senior credit facility in place that we extended and received more availability on in October of this year. That’s a $50 million commitment. We have about $45 million of availability off and on during any given quarter and again, that was put in place originally when we did the 2003 bond deal and we’ve not tapped that senior credit facility at all since it was put in place.

The bond transaction we did, $175 million transaction we did in July 2003 has a coupon rate of 11%. It has a yield to maturity of 11.5% because there was an original issue discount or OID that was done in that transaction. That’s a senior sub-facility. On the $175 million, the term on that is up through June of 2010 and obviously, the early call period starts about three years before that.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

We have some additional notes on the balance sheet of about $64.5 million. Those are 10% notes. Those come due April 1, 2008 and the call period, I think someone already asked this question, the call period does start next month, April 1, 2005 at a premium of I think $1.04 or $1.05 type of range. So those are the credit facility and the two debt instruments there.

Now, one of the questions that we’ve received in our results conference calls is why don’t we pursue buying back some of the debt? Clearly, that’s a possibility for us, but I want to talk about alternative uses as well. First of all, on any kind of debt repurchase situation, which obviously we can only do on the 10% notes starting with the call period, we have certain approval requirements, including our senior credit facility holder plus, we have a limited basket, which is about $15 million, which is not that atypical. That basket is sitting within the senior sub-debt facility, so again, a limitation on that.

I guess the trade off, Ray, for us is if you go to the cash discussion I had and I look at, in the very near term, the Vision 21 plans that we put in place and the use of cash of up to $37 million there and the fact that we

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

have a tax payment of $10 to $15 million as part of the European tax settlement—those are our near-term focal points. I mean there’s no doubt that we keep in mind, just to your question, what our current capital structure is and specifically the debt piece and obviously, the 10% notes that are those that go into a call period.

The last piece of our capital structure, before someone asks that question, is the PIC preferred instrument that sits on the balance sheet. That was put in place in December 1999. Originally, the gross value was about $218 million. It bears a PIC rate of 6.5%. We do not pay cash dividends. We’re prohibited from paying cash dividends. So those shares are issued incremental each quarter at a 6.5% annual rate. That instrument, if you look at the balance sheet today, is just a little bit south of $300 million. I think its $290 million range.

That instrument…and our capital structure from the standpoint of coming due in December of 2010. It was an 11-year instrument and as I mentioned, was put in place in 1999. That’s correct. Thanks, Bob.

The question from the Bob Evans was, “What is the convert price of that PIC preferred?” It’s $12.44.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

T. Mavis	Okay. Other questions? Bob?

Bob	Hi. Bob Evans, Craig-Hallum, again. To follow-up Ray’s question, as you look at either cash needs or how you might want to use your cash and preferred and everything, what kind of growth opportunities are you looking at that might be trade off for your cash purposes, and can you give us a little bit more color there in terms of what you’re thinking? I know you talked a little bit about smaller strategic acquisitions, but do you expect to be more aggressive there? Are there other things that you might be able to do?

T. Mavis	Yes. The operative word will be I’ll give you a little color on it. Obviously, we see paying down debt as an option. I mean we clearly see that. We also need to be mindful of the fact, though, that there are other uses for that which we may deem to be more strategic in terms of their use, or candidly, offer a higher return.

So when we look at our horizon of what we’re wanting to do strategically, also coupled with other opportunities that present themselves for uses of that cash, we’re also mindful of the fact of what kind of return can we get

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

in terms of making and using our cash on those opportunities as opposed to obviously understanding exactly the kind of return we would get by paying down our debt. That’s a long way, Bob, of saying we clearly have identified other potential uses for that cash as well, and we’re constantly evaluating those and weighing those against the obvious return that we would get for buying down the debt.

Bob	And different subject. Right at the beginning of the presentation, you talked about attacking the printer market. Can you comment on how you’re going to do that in terms of, I mean I understand the service side, but will it be primarily service focused or do you expect to offer product, actually, from a vendor standpoint more so in that market?

T. Mavis	Well, good question. Clearly, our strategy, our services-led strategy does end up in selling more gear. I mean I really need to reinforce that point. I’m glad you bring up that question. This strategy will generate selling more gear. That clearly will be traditional gear as well as other gear.

It’s important to understand that around the world, we do sell in pockets around the world a meaningful amount of printers today. I mean I think in some of the counties around the world, we actually sell quite a bit. Well -

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

help me out here, Don. We sell HP. I believe we sell Lexmark and other product around the world.

D. Thurman	HP in Australia and HP in the U.S. and Europe, Lexmark.

T. Mavis	Okay. So Bob, we are selling printers today. We do offer printers here in the U.S. as well today. It hasn’t been a focus area. I don’t know that it will be a focus area, but clearly, or lead is on the services side and a byproduct of that will be selling more gear, both digital gear on the traditional copier side as well as printers.

Bob	Can you comment; you touched on HP a little bit in this presentation in terms of that relationship, but can you elaborate a little bit more on both the HP and IBM relationships? What kind of traction are you seeing with those relationships?

T. Mavis	More than to happy to. We’re still in the infancy stages in terms of what the potential can be, but as a general comment, I would tell you that I am very encouraged by the progress and the work we’re doing with both of those two companies that we’ve mentioned. I think that there is some very good synergies that both of us are recognizing.

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Most importantly, I think the end-user experience would be categorized very favorable. In other words, so if you go talk about what the ultimate end-user would say about the relationship as a result of our partnerships with HP and IBM and others, I think we would get very high marks. So I’m very encouraged about that. But clearly, the opportunity is out there. I mean we’ve just begun to scratch the surface I think in terms of …

Bob	Are you actually seeing larger deal opportunities brought as a result of those relationships?

T. Mavis	The answer is yes, and as you understand, some of our success is contingent upon their success. So we need them to be successful because obviously, we get pulled along as they become more successful, but yes, we’re seeing the number of deals and the potential size of deals improve.

Bob	Okay.

Bert	Hi. It’s Bert Weinstein from Cedar View Capital. Could you just comment a little bit about your relationship with GE and in terms of the

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

minimum, how you’re continuing to satisfy them and what are those potential penalties, if any?

T. Mavis	Sure. I’ll try to do this off the top of my head and then I may defer to Keith Nelson on this. Let me give everybody, just so they know what you’re talking about, some context here.

The vast majority of the business that we do, and by the way, I’m now going to be making a U.S. comment because we use different leasing companies over in Europe. So you’re asking specifically about GE Capital here in the U.S.

The vast majority of the business we do is lease business. It used to be, not that long ago, where about 90% to 95% of the business we did was lease. That number has fallen substantially. I believe somewhere probably around 70% to 75%, Keith, of the business that we do now is lease business.

Within the relationship that we have with GE, there were certain contractual commitments in terms of what percentage of the lease business we would need to do through them, and there were some penalties

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Moderator: Jonathan Jones

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associated that if we did not achieve certain penetration rates in terms of that contract as well as certain volumes. Candidly, we’ve gone through a number of negotiation improvements of that contract with them. They’ve been very responsive to the changing market conditions. We have a very good relationship with them, and Keith, I don’t know if you could add any more comment there in terms of where we are. I’m not thinking of any onerous or pending penalties of any consequence.

Keith	No. We’ve really obtained more ability within the GE relationship to determine our own fate, if you will, with respect to the penalties. It used to be that we had flat volume that was required ...in terms of dollar amounts. Now, as Todd said, you simply have to give them a percentage of the actual lease volume that we do, and therefore, we have a much greater internal control as to where we direct that lease.

So we’re on a current run right now where we’re not experiencing the possibility of any penalties. Todd said, over time, as our financial condition has improved, we’ve modified that agreement three or four times all favorably so that we’re in greater control of our fate, if you will, but we don’t expect penalties currently or really at any time in the future.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

It’s always been a matter of getting more volume to them as opposed to them imposing penalties on us.

T. Mavis	Okay. I want to be somewhat mindful of time. I see them bringing lunches, and I know we’ve got busing showing up here, but I certainly think we have time for a few more questions. Don, can you help me out on the logistics here?

D. Thurman	You’ve got to pick up a lunch at the back of the room when the Q&A session is over. Then, you’ll go down stairs to the buses. The buses are going to depart at 11:15 for Danka headquarters. Now, I really recommend taking the bus because while there’s adequate parking at Danka headquarters, it’s in a parking deck and it’s going to maybe be somewhat uncomfortable to get to headquarters, especially if it’s raining whereas on the bus, you’re going to get dropped off right in front.

You’ll be in two groups. Those of you who got the blue dot have won nothing, but you’ll be in two groups. So when you get there, we’ll divide you into two groups and one group will go into the Digital Solutions Center and the other group will go into a demonstration. So total time of those two events is going to be somewhere in the 30 to 40 minute range,

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

so it won’t be real long. Eat on the bus. No picnic tables at Danka for eating on when you get there. I think that’s it. Did I miss anything, Patty?

I just wanted to point out one thing. Most of you have talked to Patty and hopefully most of you have met Patty Jones last night, but Patty is kind of the voice of investor relations at Danka, especially when you’re trying to find me.

T. Mavis	Okay. Great.

D. Thurman	I’m sorry. Patty, what’s that time that we’re going to depart from over there? 1:00-something. What’s the departure from Danka? We’ll meet back at 1:00. We’ll depart from Danka headquarters at 1:00.

T. Mavis	Okay. A couple more questions. We had a question here in the back.

Bill	Bill Blasic from Greenway Capital. Your slide 41 on the operating margin, 4% to 8%; what is kind of the timeframe you’ve laid out to get there? When you look at, in other than just doing the math from what was above it, if you look at benchmarking yourself to other companies in your

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

industry, Global Imaging is at 11.5%. How did you go out and benchmark yourself to get to that number?

T. Mavis	Well, a couple of things. We didn’t benchmark to others. You mentioned Global Imaging. They’re someone, obviously, we’re very familiar with given the fact that they’re located here as well in the Tampa Bay area. They have a very different business model, a very different approach.

The way that we came about this, Bill, is we just look kind of brick by brick and built it up from there, not really benchmarking to get to any number, just looking at realistically what we felt like we could do within a reasonable timeframe.

To answer your question specifically about the timeframe, we’re not going to give you that. What we said was is that we believe we’ll get about 50% of the costs out in this next fiscal year. So clearly, we’ll get the full benefit of the costs coming out to get to that operating SG&A model of 30% to 32% would be in the following full fiscal year.

With respect to revenue, clearly, that’s influenced by what we do with some of these under performing geographies. It’s also influenced by how

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

quickly we can address some of these product gaps and how well we execute in this strategy that we’ve been talking to you about this morning. So we feel comfortable in our belief that we can generate, within a reasonable period of time, and I’ll leave it at that, operating margins in the 4% to 8% range.

With respect to what others do, you mentioned Global …; I don’t even know what— Some of the others I think are probably in the 4%, 5%, 6% range. A couple of them come to mind. I won’t answer them specifically. So I think that you’d find that to be fairly consistent probably with the category overall. But again, we weren’t looking to benchmark ourselves against one or the other. We build it from the ground floor up.

Bill	Any view on cap ex going forward?

T. Mavis	As Mark touched on, our cap ex requirements are minimal in this model. So clearly, you saw the trend on cap ex. It’s come down substantially. I can’t remember what it was, Mark, in real dollar terms.

M. Wolfinger	We were running annualized rates of $50 million. I think $16 million is the first nine months of this—

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Moderator: Jonathan Jones

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T. Mavis	Yes, so I would just, again, say that we see absolutely no reason why this model has a high cap ex requirement to it.

Bill	Thank you.

Ed	Yes, it’s Ed Reese with Smith Barney. I guess I really wanted to try— You clearly have addressed the analogue base decline over the number of years, but it seems like over the last kind of four or five years, the decline has been pretty gradual. You clearly, early in your presentation, said it’s accelerated and the 35% figure that you gave seems like a pretty dramatic fall off in that base. So I’d just like to get an idea about kind of what you see. Why is that happening? What have we seen an acceleration in that analogue decline?

The second question is that the inventory, which has come down clearly over a four year period time, we, all of a sudden, saw the opportunity in the third quarter to kind of buy some inventory and so the inventory’s lift up. I’d kind of like to get an idea about kind of what changed in the marketplace versus the last four years?

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

T. Mavis	Okay. Let’s take them in reverse order. With respect to inventory, as I think we mentioned on the earnings call, we just had a situation where a lot of times, it’s where our OEM partners are in the introduction of new products. So they’ll be end of lifing existing products. So you can’t necessarily tie that to the end of a fiscal year.

So in other words, I wouldn’t try to establish a pattern at the end of the every calendar year or the end of fiscal year. What tends to drive that more so than anything is where they are in their product lifecycle. I believe it just so happens that it coincided with the end of the calendar year. So clearly, that opportunity presented itself and we took advantage of that.

We have done that in other years, but because you saw a year-to-date number in this year, you see the big spike up where it would obviously have been normalized if we were showing you an end of year number like we would of another year. As I believe I said on the earnings call, we are quite confident, particularly since our earnings call was in February - so we’re already a month into the following quarter - about our ability to work through that inventory. So I would not get too distracted with respect to what’s happening there.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

On the analogue, there are a couple of components, and I think a components we got right and a couple of the components we in the industry got wrong. We talk about the analogue install base. So we talk about things like 35% analogue or 65% digital or each quarter, we’ve migrated 5% of the analogue base over to the digital. That’s a component.

The other component is what is happening with the volume on that install base. So while the 35% I think is a number indicative in terms of how we’re progressing, I think really where we got a little bit caught off guard is with respect to the volumes that are happening within the analogue install base. So the 35% isn’t as problematic in our minds as what is happening with the volume on that.

Now, if you were to ask what is happening with that volume, I’ll give you our view in the context of what’s happening at Danka. Others may choose to take a different position, but clearly within Danka, what we believe to be happening is, in large part, what we’ve been talking about here where particularly in the lower segments that volume moving over to the print space.

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Moderator: Jonathan Jones

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Then also, we have had, as I think was mentioned both in my presentation as well as in Don’s, we’ve had some gaps in our product in the higher end space. So we’ve lost really on two fronts. We’ve seen volumes in the lower segments decline and we got caught with some product gaps in the higher analogue where we really didn’t have a good solution to transition them to.

Alexi	Thank you. Alexi Coscoros from Bear, again. In terms of the restructuring, you’ve been there before. I think you’ve done a very good job at reducing costs and I have no doubt you’ll take a great shot at it again. I think where my concern really here is, and what I’d really like to get some comfort from you guys is the reversal in top line. That clearly is what needs to be targeted. I think you’re doing what you can in terms of the services, bundling them as well. There’s been a little bit of underperformance of the hardware manufacturers as well in terms of sales. If you can give us a sense as to how you see the market maybe, I don’t know, six to 12 months out, or how do the stars need to align to see a stabilization because cost structure has to be adjusted, obviously, to where the top line and clearly, that is really the key in my perspective. Thank you.

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Moderator: Jonathan Jones

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T. Mavis	Right. Well, let’s talk about that from several different viewpoints. First, it’s important to understand that there are certain entities within the U.S. as well as there are certain entities around the world that are growing. So there are areas within Danka that have stabilized revenues and are growing. So I think that’s important to understand, number one.

Number two, with respect to where and what we do, it’s going to get down to a couple of things. One, I can’t stress enough what the impact has been particularly in the U.S. with some of the product gap issues that we’ve had. Now, one could argue that we stood over the ball a little bit too long in addressing that, but we have very strong relationships and partnerships that we take very seriously. We all rely on what those product calendars and schedules look like. At times, we get them right and at times, we don’t get them right. But clearly, we have had a negative consequence as a result of some of the gaps in our product portfolio.

So from our viewpoint, to answer your question, there are a couple of dynamics here and you used the stars aligning. I want to be a little bit more in control of our destiny than the stars aligning. First off, it is important to understand there are areas within Danka that are growing. So that’s something that I don’t want to get lost in this.

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

Number two, we clearly control our destiny with respect to addressing our product gaps, both with our existing OEMs as well as potentially with others and as I mentioned earlier, we have an opportunity to capture significantly greater amounts of volume now as we move more and more into the combined space of print and copy. We’ve effectively just doubled the size of the market that we compete in.

Where that ultimately turns, I don’t want to speculate on that because in some respects, we could be standing here a year from now and be a $1.1 billion company and be growing. Do you know what I mean by that? So if we exited some non-performing areas and our core base was growing, total revenues would be down, but the overall revenue would be growing.

So I really don’t want to get into or speculate when that turn is, if you will, because there are several factors that will influence how that looks. Don’s giving me the hook, so maybe one or two more questions and then we’ll go to the Digital Solutions Center.

M	You put out the 4% to 8% margin potential range. Do you need more towards the $1.3 million in revenue to get to that 8%? Do you need the

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Moderator: Jonathan Jones

March 8, 2005/7:00 a.m. CST

volume leverage, or could you potentially hit the high end of the margin range on a billion dollar revenue base because you’re being more selective?

T. Mavis	As we all know, there’s always a numerator and denominator as part of that quotient. I would suggest to you that profitable revenue is profitable revenue. So clearly, we should be able to generate those kinds of operating margins at a billion. I’d like to be generating those kinds of operating margins at $1.3 billion or $1.5 billion or beyond. But there’s nothing magical about saying that we have to be at $1.3 billion to generate 8% operating margins. Maybe one final question and then we’ll get you fed and get you over to the Digital Solutions Center.

M	This is a follow-up to the last question. Assuming, even conservatively, $900 to a billion revenues on the 4% to 8% operating margin; given that equipment and inventory is changing because the model changes, how does that sort of translate into EBIT DA with deprecation, just to give us a range of where that would fall going forward so we can just—

M	I won’t answer the go forward question, but I’ll answer it this way. We’ve been running about $9 to $10 million of D&A quarterly historically the

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Moderator: Jonathan Jones

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last several questions. I can’t, obviously, give you the go forward guidance, but I can only answer based on where we stand sort of year-to-date. The ten is the quarterly number.

T. Mavis	Okay. All right. Good. Well, let me conclude by thanking everybody for your time and interest. Again, I’d really like to encourage you to join us over at the Digital Solutions Center. I think it will be pretty exciting and enlightening. So great. So grab lunch and we’ll head down to the transportation.

D. Thurman	Grab lunch and we’ll see you at headquarters.

Coordinator	This concludes today’s conference. Thank you for joining.